EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT is dated as of December 26, 2003 (this "Agreement"), among PHIBRO ANIMAL HEALTH CORPORATION (formerly known as Philipp Brothers Chemicals, Inc.), a New York corporation (the "Company"), PRINCE MFG LLC, a Delaware limited liability company (the "Prince Stockholder"), THE PRINCE MANUFACTURING COMPANY, an Illinois corporation ("Prince", and together with the Company and the Prince Stockholder, the "Phibro Parties"), PALLADIUM EQUITY PARTNERS II, L.P., a Delaware limited partnership ("PEP II"), PALLADIUM EQUITY PARTNERS II-A, L.P., a Delaware limited partnership ("PEP II-A"), PALLADIUM EQUITY INVESTORS II, L.P., a Delaware limited partnership ("PEI II" and together with PEP II and PEP II-A, the "Investor Stockholders"), and PRINCE MINERAL COMPANY, INC., a Delaware corporation ("Acquisition Company", and together with the Investor Stockholders, the "Palladium Parties") (each, a "Party" and, together, the "Parties"). Capitalized terms not otherwise defined in this Agreement are defined in Article 11 hereof.

      WHEREAS, Prince is engaged in the business of (i) manufacturing, processing, distributing and selling iron and manganese compounds and lignin sulfonate and (ii) providing custom grinding services (collectively, as presently conducted by Prince on the date hereof, the "Prince Business");

      WHEREAS, Prince is a wholly owned subsidiary of the Prince Stockholder and the Prince Stockholder is a wholly owned subsidiary of the Company;

      WHEREAS, on the date hereof, the Investor Stockholders own,  collectively,
(a) 25,000 shares of Series B Preferred Redeemable Participating Shares, par value $100 per share, of the Company (the "Series B Preferred Stock"), (b) 20,000 shares of the Series C Redeemable Participating Preferred Shares, par value $100 per share, of the Company (the "Series C Preferred Stock") and (c) all of the outstanding capital stock of Acquisition Company;

      WHEREAS, prior to the Closing, the Investor Stockholders intend to transfer to Acquisition Company 16,627 shares of Series B Preferred Stock and 6,258 shares of Series C Preferred Stock (collectively, the "Exchange Stock");

      WHEREAS, the Phibro Parties and the Palladium Parties have agreed, on the terms and subject to the conditions set forth herein, that (a) the Prince Stockholder will purchase from the Investor Stockholders an aggregate of (i) 8,373 shares of Series B Preferred Stock and (ii) 3,151 shares of Series C Preferred Stock (collectively, the "Purchase Stock") for a total purchase price of $10,000,000 (the "Stock Purchase Price"), and (b) Acquisition Company will acquire substantially all of the assets of Prince in exchange for the transfer and delivery of the Exchange Stock; and

      WHEREAS, each Schedule (other than Schedule 1.1 hereto) referred to herein means the particular Schedule of the Disclosure Schedule delivered by one or more of the Parties concurrently with the execution and delivery hereof (the "Disclosure Schedule").

      NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties hereto agree as follows:

      1. PURCHASE AND SALE OF PURCHASE STOCK.

      1.1. Purchase and Sale of Purchase Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 3 hereof, the Prince Stockholder agrees to purchase from each Investor
Stockholder,  and  each  Investor  Stockholder  agrees  to  sell  to the  Prince
Stockholder, the Purchase Stock held by such Investor Stockholder as set forth on Schedule 1.1 hereto for the percentage of the Stock Purchase Price applicable to such Investor Stockholder as set forth on Schedule 1.1 hereto (each, a "Percentage").

      1.2. Cancellation of Purchase Stock. On or promptly following the Closing Date, the Purchase Stock shall be retired and cancelled by the Company. The retired and cancelled Purchase Stock shall not be held in treasury or reissuable by the Company.

      2. PURCHASE AND SALE OF PRINCE ASSETS.

      2.1. Purchase and Sale of Prince Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 3 hereof, Prince agrees to sell, assign, transfer and deliver to Acquisition Company, and Acquisition Company agrees to purchase, acquire and take assignment and delivery of, all of the assets (other than the Excluded Assets specified in Section 2.2) owned by Prince and used by Prince in the Prince Business on the Closing Date (all of which assets are hereinafter referred to collectively as the "Prince Assets"), including, without limitation, the following assets:

      (a) Those certain parcels of land described on Schedule 2.1(a) constituting all of Prince's interests in real estate owned by Prince as of the date hereof (except for property identified as an Excluded Asset on Schedule
2.2), together with any and all buildings, plants and other structures and improvements thereon, any and all rights and privileges pertaining thereto or to any of such buildings, plants or other structures or improvements, and, to the extent constituting real property, any and all fixtures, machinery, installations, equipment and other property attached thereto or located thereon (collectively, together with the Kentucky Street Real Property, the "Real Property");

      (b) Any and all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property located on any of the Real Property or owned by Prince and used by Prince in the Prince Business, including, without limitation, those items described on
Schedule 2.1(b) (the "Equipment");

      (c) All of Prince's title to and interest in motor vehicles, including those described on Schedule 2.1(c); and

      (d) Any and all of Prince's trade accounts receivable, notes receivable and miscellaneous receivables other than any such receivables owed by the Company or any of its Affiliates to Prince (the "Accounts Receivable"), excluding the Retained Receivables Interest;

      (e) All of Prince's title to, interest in and rights under the leases of personal property described on Schedule 2.1(e) if and to the extent the same are assignable or for which consents to assignment are received (the "Personal Property Leases");

      (f) All of Prince's inventories, including raw materials, parts, work in process and finished goods (the "Inventories");


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

      (g) All of Prince's rights under the agreements with respect to employees described on Part 1 of Schedule 2.1(g) if and to the extent any of the same are assignable or for which consents to assignment are received (collectively, the "Employee Agreements");

      (h) All of Prince's rights under the purchase orders, contracts and agreements described on Schedule 2.1(h), for the purchase or sale of utilities, goods, materials and services, and under all other contracts, commitments and agreements of Prince entered into in the ordinary course of business to the extent the same remain unperformed on the Closing Date (the purchase orders, commitments, contracts and agreements referred to in this paragraph (h) being referred to collectively as the "Other Contracts");

      (i) All of Prince's  transferable  rights  under the Permits  described on
Schedule 5.9(c);

      (j) All of Prince's trademarks, trade names, trade secrets, Internet domain names, corporate names (including, without limitation, the name "The Prince Manufacturing Company"), copyrights, designs, patents, licenses (as licensee or licensor), other agreements and applications with respect to the foregoing, production records, technical information, manufacturing know-how, processes, trade secrets, customer lists, telephone numbers and other intangible assets owned by Prince and used by Prince in the Prince Business, including, without limitation, those described on Schedule 2.1(j) (the "Intangibles"), subject to the Trademark Agreement;

      (k) All of Prince's accounting books, records and ledgers, employment and personnel records for all employees of the Prince Business, information systems and all other documents and records relating exclusively to the Prince Assets or the Prince Business; and

      (l) All of the cash, commercial paper and cash equivalents of the Prince Business or held by Prince on hand or in bank accounts (including, without limitation, the Intercompany Settlement Amount and any Initial Adjustment Payment), including any of the bank accounts identified on Schedule 2.1(l) (the "Business Accounts") and any certificates of deposit identified on Schedule 2.1(l).

      2.2. Excluded Assets. Notwithstanding the foregoing, Prince is not selling and Acquisition Company is not purchasing, pursuant to this Agreement, and the term "Prince Assets" shall not include, any of the following assets (collectively, the "Excluded Assets"):

      (a) the consideration received by Prince pursuant to this Agreement;

      (b) the rights of Prince under this Agreement;

      (c) the assets described on Schedule 2.2;

      (d) any cash, commercial paper and cash equivalents otherwise included as Prince Assets that have been withdrawn by Prince at any time prior to the Closing whether from the Business Accounts or otherwise and including any certificates of deposit identified on Schedule 2.1(l);

      (e) any and all amounts owed by the Company or any of its Affiliates to Prince;

      (f) all corporate organization books and records of Prince, all books and records relating to Excluded Assets, and all personnel records and other records that Prince is required by law to retain in its possession; and


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

      (g) an undivided 20% ownership interest in the Accounts Receivable (the "Retained Receivables Interest"); provided, that the amount of collections with respect to the Retained Receivables Interest shall not exceed $414,000 and any collections in respect of the Retained Receivables Interest in excess of that amount shall constitute a Prince Asset.

      2.3. Consideration. The consideration for the Prince Assets will be (a) the transfer and delivery of the Exchange Stock by Acquisition Company to Prince and (b) the assumption by Acquisition Company of the Assumed Obligations.

      2.4. Assumed Obligations. At the Closing, Acquisition Company shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of Prince (collectively, the "Assumed Obligations"):

      (a) all obligations and liabilities which (i) arise or accrue after the Closing and which relate to events which transpire subsequent to the Closing or
(ii) are scheduled to arise or accrue subsequent to the Closing (whether or not related to any event which transpires subsequent to the Closing), in each case, under the Personal Property Leases, the Employee Agreements or the Other Contracts;

      (b) all obligations and liabilities of Prince reflected on the Interim Balance Sheet and listed on Schedule 2.4(b) which remain unpaid or unperformed at the Closing;

      (c) all obligations and liabilities incurred by Prince in connection with the Prince Business in the ordinary course of business subsequent to the date of the Interim Balance Sheet and through the Closing Date; and

      (d) all obligations and liabilities in respect of the matters described on
Schedule 2.4(d).

Assumed Obligations shall not, in any event, include any Excluded Liabilities.

      2.5. Excluded Liabilities. Anything in this Agreement to the contrary notwithstanding, other than as set forth in Section 2.4, Acquisition Company shall not assume, and shall not be deemed to have assumed, any liability or obligation of Prince whatsoever (with all such unassumed liabilities and obligations referred to herein as the "Excluded Liabilities"). Excluded Liabilities will include, without limitation, any of the following liabilities and obligations:

      (a) any liabilities or obligations for Indebtedness of Prince (other than Indebtedness arising under the Solomon Grind Non-Compete Agreement);

      (b) any liabilities for foreign, federal or state income Taxes of Prince or for other Taxes (except for any such other Taxes to the extent reflected in liabilities described in Section 2.4(b) or (c));

      (c) any liabilities or obligations under the Personal Property Leases, the Employee Agreements or the Other Contracts arising out of any default or breach that occurred prior to the Closing;

      (d) any liabilities for Phibro Transaction Costs;

      (e) any liabilities or obligations arising out of any legal action, suit, proceeding or investigation pending as of the Closing;


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

      (f) any liabilities or obligations arising out of any legal action, suit, proceeding or investigation commenced after the Closing and to the extent arising out of any occurrence or event happening prior to the Closing;

      (g) any liabilities or obligations arising out of Prince's compliance or non-compliance with any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority;

      (h) any liabilities or obligations of Prince under this Agreement or any of the other documents executed in connection with this Agreement;

      (i) any liabilities (other than liabilities constituting accrued expenses arising in the ordinary course of business and reflected on the Final Closing Statement) to the extent arising out of employment, employment grievances or termination of employment of any persons employed by Prince on or before the Closing Date, including any workmen's compensation claims relating to events which transpired on or before the Closing Date (whether or not known or reported as of the Closing Date), Change of Control Obligations and 2003 Bonus Obligations, unless, in the case of any liabilities arising out of a termination of employment of any employee, Acquisition Company hires the employee in accordance with this Agreement;

      (j) any liabilities to the extent Acquisition Company is indemnified therefor pursuant to the terms of the Environmental Indemnification Agreement;

      (k) any liabilities under any Employee Benefit Plan listed on Schedule 2.5(k) and any other Employee Benefit Plan covering any present or former employee of any Phibro Party or any of their Affiliates (including, without limitation, any liabilities relating to any health care plans or benefits);

      (l) any obligations of Prince to any other Phibro Party or to any Affiliate of any Phibro Party; and

      (m) any obligations to the extent arising under or in respect of any Excluded Asset, or otherwise described on Schedule 2.5(m).

      2.6. Cancellation of Exchange Stock. On or promptly following the Closing Date, the Exchange Stock shall be retired and cancelled by the Company. The retired and cancelled Exchange Stock shall not be held in treasury or reissuable by the Company.

      2.7. Tax Treatment. The Phibro Parties and the Palladium Parties each hereby acknowledge and agree that (a) the fair value of the Purchase Stock is $10,000,000 and (b) the fair value of (i) the Exchange Stock and (ii) the fair value of the Prince Assets and the Other Transferred Assets less the Assumed Obligations, are each $19,858,400 (the "Asset Purchase Price"). The Parties shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including, without limitation, with respect to calculation of gain, loss and basis with reference to the Asset Purchase Price allocations made pursuant to
Schedule 2.7 hereto. The Parties shall not take any actions or positions inconsistent with the obligations set forth herein. Both Acquisition Company and the Company agree to file with the IRS an IRS Form 8594 (Asset Acquisition Statement under Section 1060) with respect to the acquisition by Acquisition Company of the Prince Assets and the Other Transferred Assets, with their respective Federal income tax returns for the year in which the Closing occurs, consistent with the Asset Purchase Price allocations made pursuant to Schedule
2.7 hereto.


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

      2.8. Collection of Receivables. From and after the Closing Date until the entire Retained Receivables Interest has been paid (the "Collection Period"), Acquisition Company shall (i) use commercially reasonable efforts to collect the Accounts Receivables (the "Collections") and (ii) pay to Prince the Retained Receivables Interest of such Collections. Neither the actual Collections nor the actual timing of Collections under this Section 2.8 shall impact the determination of Net Working Capital (or the inclusion of any Accounts Receivable or any interest therein) for purposes of the Final Closing Statement. Within five (5) business days after the Closing, Prince will deliver to Acquisition Company a schedule of all the Accounts Receivable. Any collections from any account debtor in respect of any of the Accounts Receivable shall be credited against the Accounts Receivable of such account debtor in the chronological order of invoice, except to the extent a legitimate dispute exists with respect to a particular Account Receivable, provided that Acquisition Company has promptly notified Prince of such dispute. Within seven (7) days after the end of each calendar week during the Collection Period, Acquisition Company shall deliver to Prince (i) a statement or report showing all Collections during such week and (ii) a wire transfer in an amount equal to 20% of the aggregate amount of the Collections during such week (the "Collections Payments"). Upon payment in full of the entire Retained Receivables Interest, Acquisition Company shall have no further obligations to Prince with respect thereto. Acquisition Company shall not agree to any settlement, discount, credit, rebilling or reduction of any of the Accounts Receivables without the prior written consent of Prince (such consent not to be unreasonably withheld or delayed). Acquisition Company's collection obligations under this Section 2.8 shall not include any obligation to bring suit or take other legal action for the collection of any of the Accounts Receivable. Acquisition Company shall not have any interest in or to the Retained Receivables Interest and shall not assign, pledge or grant a security interest in any of the Retained Receivables Interest to any third party. Acquisition Company's obligations to make payment to Prince under this Section 2.8 in respect of the Retained Receivables Interest shall not be subject to any set-off whatsoever. Overdue Collections Payments shall bear interest in accordance with Section 12.4.

      3. CLOSING.

      3.1. Time and Place. The closing of the transactions set forth in Sections 1 and 2 (the "Closing") shall be held at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, on December 26, 2003, or at such other time, or at such other place as the Phibro Parties and the Palladium Parties may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

      3.2. Transactions At Closing. At the Closing, in addition to any other instruments or documents referred to herein:

      (a) The Investor Stockholders shall deliver to the Prince Stockholder, free and clear of any Lien, certificates representing the Purchase Stock duly endorsed in blank or with duly executed stock powers attached.

      (b) The Prince Stockholder shall pay the Stock Purchase Price to the Investor Stockholders, in accordance with their respective Percentages, by wire transfer of immediately available funds to an account (or accounts) to be designated by the Investor Stockholders.

      (c) Acquisition Company shall deliver to Prince, free and clear of any Lien, certificates representing the Exchange Stock duly endorsed in blank or with duly executed stock powers attached.


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

      (d) Prince shall duly execute and deliver to Acquisition Company the Bill of Sale and Assignment attached hereto as Exhibit A (the "Bill of Sale and Assignment"), recordable deeds for each interest in Real Property (other than the Kentucky Street Real Property) (collectively, together with the Kentucky Street Deed, the "Real Property Deeds") and such other deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Prince Assets as Acquisition Company may reasonably request and as may be necessary to vest in Acquisition Company title to all of the Prince Assets as herein provided, in each case subject to no Lien except for Permitted Liens.

      (e) Acquisition Company shall duly execute and deliver to Prince the Assumption Agreement attached hereto as Exhibit B (the "Assumption Agreement") and such other instruments of assumption with respect to the Assumed Obligations as Prince may reasonably request.

      (f) The Phibro Parties shall deliver the Letter of Credit (as defined in the Escrow Agreement) to the Escrow Agent.

      (g) The Phibro Parties and the Palladium Parties shall execute and deliver the Estimated Net Working Capital Agreement and, if required by Section 4.1, the Company or the Prince Stockholder shall make the Initial Adjustment Payment to Prince.

      (h)  The  Phibro   Parties  shall  pay  and   discharge  all   outstanding
Indebtedness of Prince evidenced on the Closing Calculation Certificate (other than Indebtedness arising under the Solomon Grind Non-Compete Agreement).

      (i) The Phibro Parties shall deliver to the Palladium Parties pay-off letters and lien discharges reasonably satisfactory to the Palladium Parties from each creditor of Prince listed on the Closing Calculation Certificate, except with respect to Permitted Liens.

      (j) The Company shall pay to Palladium Capital Management, L.L.C. a closing fee in the amount of $500,000 (the "Closing Fee").

      (k) The Company shall cause Prince Agri to duly execute and deliver to Acquisition Company a recordable deed, in the form attached hereto as Exhibit C (the "Kentucky Street Deed"), for the Kentucky Street Real Property and such other documents as may be necessary to vest in Acquisition Company title to all of the Kentucky Street Real Property as herein provided, subject to no Lien except for the Permitted Liens.

      (l) Each of the Parties hereto shall execute and deliver each of the agreements and certificates required to be signed and delivered by such Party pursuant to Sections 8 and 9.

      (m) The Quincy Office Building and related rights of ingress and egress shall be transferred by Prince to Prince Agri.

      (n) The Company shall cause Prince Agri to duly execute and deliver to Acquisition Company the Bill of Sale and Assignment attached hereto as Exhibit D (the "Prince Agri Bill of Sale") and such other deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to (i) all of the assets described on Schedule 3.2(n)(i) (the "Prince Agri Bowmanstown Transferred Assets") and (ii) all of the assets described on
Schedule 3.2(n)(ii) (the "Prince Agri Kentucky Street Transferred Assets") as Acquisition Company may reasonably request and as may be necessary to vest in Acquisition Company title to the Prince Agri Bowmanstown Transferred Assets or the Prince Agri Kentucky Street Transferred Assets as herein provided, in each case subject to no Lien except for Permitted Liens.


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

      (o) The Company shall cause Prince Agri to duly execute and deliver to Acquisition Company the Equipment Lease Agreement.

      4. NET WORKING CAPITAL ADJUSTMENTS.

      4.1. Closing Date Adjustments. At the Closing, the Phibro Parties and the Palladium Parties shall mutually agree in writing (the "Estimated Net Working Capital Agreement") to a good faith estimate of the Net Working Capital of Prince as of the Closing Date (the "Estimated Net Working Capital"). If the Estimated Net Working Capital is less than an amount to be agreed in writing by the Phibro Parties and the Palladium Parties prior to the Closing (the "Minimum Working Capital" and such writing herein referred to as the "Minimum Working Capital Letter"), either the Company or the Prince Stockholder shall, prior to the Closing, make a cash payment to Prince in an amount equal to such deficiency (the "Initial Adjustment Payment").

      4.2. Post-Closing Adjustments.

      (a) Within ninety (90) days after the Closing Date, PriceWaterhouseCoopers LLP or RSM McGladrey, as the Company shall determine (the "Seller's Accountant"), on behalf and at the expense of the Company, shall prepare and deliver to Acquisition Company a statement of Net Working Capital of Prince as of the close of business on the business day immediately prior to the Closing Date (but after giving effect to the Initial Adjustment Payment, if applicable), prepared in accordance with generally accepted accounting principles applied on a consistent basis and in any event consistent with the methods and principles used by the Company in its financial statements as of and for the fiscal years ended June 30, 2001, 2002 and 2003 (the manner in which such methods and principles constitute exceptions to generally accepted accounting principles being set forth on Schedule 4.2(a)) (collectively, the "Prince GAAP Principles") (the "Final Closing Statement"). Inventories for the Final Closing Statement shall be valued on the basis of a physical inventory jointly conducted by Acquisition Company and the Phibro Parties within ten (10) days of the Closing Date. Seller's Accountant shall consult with Acquisition Company's accountants in connection with the preparation of the Final Closing Statement and shall permit Acquisition Company's accountants at the earliest practicable date, subject to the execution by Acquisition Company and its accountants of any reasonable release or indemnification agreement required by Seller's Accountant, to review and make copies of all work papers, schedules and calculations used in the preparation of the Final Closing Statement.

      (b) When the Final Closing Statement is delivered to Acquisition Company, the Company shall also deliver a certificate (i) certifying that the Final Closing Statement was prepared in accordance with the Prince GAAP Principles and
(ii) containing the Company's calculations, based on the Final Closing Statement (the "Company's Proposed Calculations"), of the Net Working Capital as of the Closing Date (the "Closing Date Net Working Capital"). Within thirty (30) days after receipt of the Final Closing Statement and the accompanying certificate, Acquisition Company shall notify the Company of its agreement or disagreement, as the case may be (the "Acquisition Company's Notice"), with the Final Closing Statement and the accuracy of any of the Company's Proposed Calculations. If Acquisition Company disputes any aspect of the Final Closing Statement or the amount of any of the Company's Proposed Calculations, then Acquisition Company shall have the right to direct its independent accountants, at its expense, subject to the execution by Acquisition Company and its accountants of any reasonable release or indemnification agreement required by Seller's Accountant, to review the Final Closing Statement. Acquisition Company's accountants shall complete their review within thirty (30) days after the date of the Acquisition Company's Notice. If Acquisition Company and its independent accountants, after such review, still disagree with the Company's Proposed Calculations, Acquisition Company will deliver to the Company its proposed alternative calculations (the "Acquisition Company's

Proposed Calculations") prior to the end of the thirty (30) day review period referred to in the immediately preceding sentence. If the Company does not accept the Acquisition Company's Proposed Calculations, the Company shall so notify Acquisition Company in writing within fifteen (15) days of its receipt of the Acquisition Company's Proposed Calculations (the "Company's Notice"), and Acquisition Company and the Company shall submit the matter to an independent nationally recognized accounting firm jointly selected by the audit partner representing Acquisition Company and the audit partner representing the Company (the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items") within thirty (30) days after the date of the Company's Notice by conducting its own review of the Final Closing Statement and thereafter selecting either the Acquisition Company's Proposed Calculations of the Remaining Disputed Items or the Company's Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Each of the Company and Acquisition Company agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Company and one-half by Acquisition Company, provided that if the difference between the final adjustment payment to be made pursuant to Section 4.2(c) (the "Final Adjustment") and the Final Adjustment payment that would have resulted from the use of the proposed calculations of one of the Parties hereto (the "Erroneous Party") is more than 1.3 times the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other Party's proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.

      (c) If upon the determination pursuant to Section 4.2(b) of the Final Closing Statement and Closing Date Net Working Capital, the sum of the Closing Date Net Working Capital, including all cash, commercial paper and cash equivalents otherwise included as Prince Assets, and the Initial Adjustment Payment is less than the Minimum Working Capital, the Phibro Parties shall make a cash payment to Acquisition Company in the amount of such deficiency. If upon the determination pursuant to Section 4.2(b) of the Final Closing Statement and Closing Date Net Working Capital, the sum of the Closing Date Net Working Capital, including all cash, commercial paper and cash equivalents otherwise included as Prince Assets, and the Initial Adjustment Payment exceeds the Minimum Working Capital (such excess, the "Net Working Capital Excess"), and the amount of cash on hand or in bank accounts included in Net Working Capital (including any cash payment to fund any Initial Adjustment) exceeds the required cash portion of Net Working Capital (to be agreed upon and set forth in the Minimum Working Capital Letter) (such excess, the "Cash Component Excess"), then Acquisition Company shall pay to the Company or the Prince Stockholder (as the case may be) an amount equal to the lesser of (i) the Net Working Capital Excess and (ii) the Cash Component Excess. Any payment required by this Section 4.2(c) shall be paid by the Parties so obligated within ten (10) days after the date upon which the Final Closing Statement and Closing Date Net Working Capital are finally determined pursuant to Section 4.2(b).

      4.3. Backstop Indemnification

      (a) Upon the sale or other disposition, by any Palladium Parties or any Affiliate thereof of all or substantially all of the Prince Assets and the Prince Business, whether by sale of the stock of Acquisition Company (or any successor thereto which is an affiliate of the Investor Stockholders) (collectively, "New Prince"), merger, reorganization, other business combination or otherwise, in an arms' length transaction to one or more parties that do not include one or more Palladium Parties, Palladium Controlled Entities or Palladium Affiliated Entities (a "Resale Transaction"), the Company will indemnify and pay the Investor Stockholders (or their designees) $0.65 for every dollar of Total Consideration (without regard to transaction expenses (including, but not limited to, brokers' and similar fees) or taxes) less than $21 million in the aggregate (the "Backstop Indemnification Threshold"). The maximum payment by the Company hereunder ("Backstop Indemnification Amount") shall be $4.0 million.

      (b) (i) Payment of the Backstop Indemnification Amount shall be based upon the total consideration (the "Total Consideration") paid or payable to the Palladium Parties and other equityholders of New Prince and their respective members, partners, shareholders, employees or other security holders or Affiliates thereof (the "Palladium Payees") in connection with the Resale Transaction and determined (to the extent applicable) in accordance with the terms set forth below, including amounts placed in escrow. Total Consideration shall include without limitation:

                  (A) Cash paid and  securities  transferred or issued to any of the Palladium Payees including the cash value of any outstanding and vested stock options or warrants that are "rolled over" as part of the Resale Transaction and any stock options or warrants (whether or not vested) that are "cashed out" in connection with the Resale Transaction;

                  (B) In the  case  of a sale of  stock,  all  indebtedness  for borrowed money of or guaranteed by New Prince; and in the case of a sale of assets, all indebtedness for borrowed money of or guaranteed by New Prince which is assumed by the buyer;

                  (C) The Net Present Value of scheduled  payments  provided for in any leases by the purchaser of assets retained by any of the Palladium Payees;

                  (D) The Net Present Value of the principal  amount of deferred installments of Total Consideration with respect to such Resale Transaction, including under any promissory notes;

                  (E) The fair market value of New Prince's  assets  (other than cash) retained after closing of the Resale Transaction (including accounts receivable and real property) by the Palladium Payees or transferred after the date of this Agreement to any of the Palladium Payees;

                  (F) The fair market value of any interest in New Prince, or of the right to acquire any such interest, that is retained or received by any of the Palladium Payees in connection with the Resale Transaction, except to the extent the Palladium Payees pay fair value for such interests or rights; and

                  (G) The Net  Present  Value of the  maximum  amount  of future payments (to the maximum amount reasonably expected to be paid, if there is no cap) that are contingent on the future earnings or operations of New Prince ("Earn-Out Payment").

            (ii) If all or any amount (such amount, the "Adjustment Amount") of any Earn-Out Payment included in the calculation of Total Consideration subsequently is determined not to have been earned or accrued in accordance with the terms of the Resale Transaction (an "Adjustment Event"), the Backstop Indemnification Amount and the Total Consideration shall be recalculated to exclude the Net Present Value of the Adjustment Amount as of the closing of the Resale Transaction. The Investor Stockholders shall advise the Company in writing (the "Adjustment Notice") of any Adjustment Amount promptly following the determination as to whether an Adjustment Amount has arisen. The Adjustment Notice shall also include reasonably detailed good faith calculations of the Backstop Indemnification Amount, the Total Consideration after giving effect to the Adjustment Event and, if the Adjustment Event occurs after the date that the Backstop Indemnification Amount is due, any additional amount payable by the Company in accordance with this paragraph. The Investor Stockholders' good faith calculations of the Backstop Indemnification Amount and the Total Consideration in the Adjustment Notice shall be binding upon all Parties unless, within thirty
      (30) days following receipt of the Adjustment Notice, the Company delivers to the Investor Stockholders a written notice disputing the Adjustment Notice (and one or more of the calculations set forth therein). Any such dispute of an Adjustment Notice shall be resolved in a manner consistent with the procedures set forth in Section 4.3(i) for disputes relating to the Backstop Notice. If the Adjustment Notice is delivered to the Company prior to the date that the payment of the Backstop Indemnification Amount is due, the Company will pay to the Investor Stockholders the Backstop Indemnification Amount (recalculated in accordance with the first sentence of this paragraph) when due or, if disputed and not yet resolved on such due date, within ten (10) days after final resolution pursuant to the procedures set forth in Section 4.3(i). If the Adjustment Notice is delivered to the Company after the date that the payment of the Backstop Indemnification Amount is due, the Company will pay to the Investor Stockholders, within thirty (30) days following receipt of the Adjustment Notice (or, if disputed, within ten (10) days after final resolution pursuant to the procedures set forth in Section 4.3(i)), the difference between the Backstop Indemnification Amount that was actually paid and the amount that would have been paid had the entire Adjustment Amount been excluded from the Total Consideration as of the closing date of the Resale Transaction. Notwithstanding anything to the contrary contained in the two immediately preceding sentences, only the disputed portion of any payment may be postponed until the final resolution thereof pursuant to the procedures set forth in Section 4.3(i).

            (iii) If the actual total amount of payments received by the Palladium Payees in connection with the Resale Transaction that were contingent on the future earnings or operations of New Prince exceeds the amount of the Earn-Out Payment established for purposes of determining Total Consideration pursuant to Section 4.3(b)(i) (the "Excess Earn-Out"), the Backstop Indemnification Amount and the Total Consideration shall be recalculated to include the Net Present Value of the Excess Earn-Out as of the closing of the Resale Transaction. The Investor Stockholders shall advise the Company in writing of any Excess Earn-Out (the "Excess Earn-Out Notice") promptly following the determination of the amount of any payments giving rise to an Excess Earn-Out. The Excess Earn-Out Notice shall also include reasonably detailed good faith calculations of the Backstop Indemnification Amount, the Total Consideration after giving effect to the Excess Earn-Out and, if the Excess Earn-Out Notice is delivered to the Company after the date that the Backstop Indemnification Amount is due, any amount payable by the Investor Stockholders in accordance with this paragraph.

      The Investor Stockholders' good faith calculations of the Backstop Indemnification Amount and the Total Consideration in the Excess Earn-Out Notice shall be binding upon all Parties unless, within thirty (30) days following receipt of the Excess Earn-Out Notice, the Company delivers to an Investor Stockholder a written notice disputing the Excess Earn-Out Notice (and one or more of the calculations set forth therein). Any such dispute of an Excess Earn-Out Notice shall be resolved in a manner consistent with the procedures set forth in Section 4.3(i) for disputes relating to the Backstop Notice. If the Excess Earn-Out Notice is delivered to the Company prior to the date that the payment of the Backstop Indemnification Amount is due, the Company will pay to the Investor Stockholders the Backstop Indemnification Amount (recalculated in accordance with the first sentence of this paragraph) when due or, if disputed and not yet resolved on such due date, within ten (10) days after final resolution pursuant to the procedures set forth in Section 4.3(i). If the Excess Earn-Out Notice is delivered to the Company after the date that the payment of the Backstop Indemnification Amount is due, the Investor Stockholders will pay to the Company, within thirty (30) days following delivery of the Excess Earn-Out Notice (or, if disputed, within ten (10) days after final resolution pursuant to the procedures set forth in Section 4.3(i)), the difference between the Backstop Indemnification Amount that was actually paid and the amount that would have been paid had the entire Excess Earn-Out been included in the Earn-Out Payment for purposes of determining the Total Consideration as of the closing date of the Resale Transaction. Notwithstanding anything to the contrary contained in the two immediately preceding sentences, only the disputed portion of any payment may be postponed until the final resolution thereof pursuant to the procedures set forth in Section 4.3(i).

      (c) For purposes of the calculation of Total Consideration, the value of any securities received by Palladium Payees in any Resale Transaction shall be the value of such securities implied in such Resale Transaction. The value of any other consideration received by Palladium Payees that is included in the calculation of Total Consideration that is not either cash, implied in such Resale Transaction, or calculated based upon the Net Present Value calculations set forth in the definition of Total Consideration shall be determined by an independent nationally recognized accounting firm to be jointly selected by the audit partner representing Acquisition Company and the audit partner representing the Company.

      (d) All cash payments and cash distributions to the Palladium Parties out of New Prince's cash flow and other excess cash will be for the account of the Palladium Parties and other direct and indirect equity holders of New Prince and, except as provided below, will not reduce the Backstop Indemnification Threshold.

            (i) The Backstop Indemnification Threshold will be adjusted downward $1.00 for every $1.00 of cash payments or cash distributions made to the Palladium Payees in respect of the proceeds derived directly or indirectly from asset sales (other than inventory sold in the ordinary course of business) consummated prior to the date of the Resale Transaction.

            (ii) The Backstop Indemnification Threshold will be adjusted downward by $1.00 for every $1.00 that the net working capital of New Prince at the closing of the Resale Transaction is more than 15% less than the average net working capital (which amount of net working capital shall be appropriately reduced or increased for any extraordinary transactions during such period) of New Prince as of the last day of each calendar month during the twelve-month period ending on the last day of the month falling six months immediately prior to the closing of the Resale
      Transaction. All determinations of net working capital and average net working capital of New Prince under this clause (ii) shall be determined in accordance with generally accepted accounting principals applied on a consistent basis.

            (iii) The Backstop Indemnification Threshold will be adjusted up $0.80 for every $1.00 of capital expenditures (including the purchase price of acquisitions and any related out-of-pocket costs payable to third parties (excluding fees paid to the Investor Stockholders and their Affiliates)), made by or on behalf of New Prince per Contract Year above $458,500 for the first Contract Year or $300,000 for any Contract Year thereafter (pro rata for any partial Contract Year). By way of example, if in any given Contract Year the Palladium Parties were to spend $10.3 million on an acquisition to bolster New Prince (and no other amounts in respect of capital expenditure during such Contract Year), the Backstop Indemnification Threshold would be adjusted up by $8.0 million to $29.0 million.

            (iv) The Backstop Indemnification Threshold will be adjusted downward $0.80 for every $1.00 spent by or on behalf of New Prince on capital expenditures (including the purchase price of acquisitions and any related out-of-pocket costs payable to third parties (excluding fees paid to the Investor Stockholders and their Affiliates)), less than $458,500 for the first Contract Year or $300,000 per Contract Year for each Contract Year thereafter (pro rated for any partial Contract Year).

      (e) (i) All acquisitions by New Prince (whether by merger, stock or asset acquisition or otherwise) will adjust the Backstop Indemnification Threshold in accordance with Section 4.3(d)(iii). In connection with any merger or similar combination of New Prince with the business or assets of another entity, such transaction shall constitute an acquisition by New Prince for purposes of this
Section 4.3, if New Prince and/or the Investor Stockholders control the surviving entity. For purposes of this clause (i), the term "control" shall mean, with respect to any entity, the ownership directly or indirectly of 50% or more of the voting capital stock or voting equity interests of such entity or the right to elect or appoint a majority of the seats or positions on the board of directors or similar governing body of such entity. During the Backstop Adjustment Period, New Prince will not have any subsidiaries (other than wholly-owned subsidiaries).

            (ii) The surviving entity in any Combination Transaction involving the business or assets of another Palladium Affiliated Entity (the "Additional Affiliated Business") will thereafter constitute New Prince for purposes of this Section 4.3, and the value of such Additional Affiliated Business at the time of the acquisition will be added to the Backstop Indemnification Threshold in accordance with Section 4.3(d)(iii). The value of the Additional Affiliated Business at the time of the acquisition will be determined in accordance with Section 4.3(e)(iii) below. Acquisition Company will not transfer any assets or business of New Prince to a Palladium Affiliated Entity except as and in accordance with a Combination Transaction described above in this clause (ii).

      Notwithstanding the foregoing, in no event will Acquisition Company transfer any assets or business of New Prince to a Palladium Affiliated Entity unless such transfer includes all or substantially all of the Prince Assets and the Prince Business.

            (iii) Except as set forth below, in connection with any Combination Transaction with an Additional Affiliated Business, New Prince shall obtain an appraisal of the Additional Affiliated Business (the "Combination Appraisal") prepared by an independent nationally recognized investment bank selected by New Prince. Within 30 days following the consummation of such Combination Transaction, the Investor Stockholders shall deliver to the Company written notice (a "Combination Notice") of such transaction together with true and complete copies of the Combination Appraisal and the documents governing such Combination Transaction. The Combination Notice shall include reasonably detailed good faith calculations of the value of New Prince, including the Additional Affiliated Business and the revised Backstop Indemnification Threshold based upon the Combination Appraisal. The Investor Stockholders' good faith calculations of the value of the Additional Affiliated Business shall be binding upon all Parties unless, within 30 days following receipt of the Combination Notice, the Company delivers to the Investor Stockholders a written notice disputing the Combination Notice (and the calculations contained therein). Any such dispute shall be resolved in a manner consistent with the procedures set forth in Section 4.3(i) for disputes relating to the Backstop Notice. Notwithstanding the foregoing, if an Additional Affiliated Business is first acquired by another Palladium Affiliated Entity from Persons that are not Palladium Affiliated Entities within 90 days prior to the date that such Additional Affiliated Business is combined with New Prince in a Combination Transaction and the Investor Stockholders elect, then upon the consummation of the Combination Transaction within such 90-day period, a Combination Appraisal shall not be required.

            (iv) The Investor Stockholders agree that during the Backstop Adjustment Period neither the Investor Stockholders nor the Palladium Controlled Entities (or any group of the foregoing) will (a) acquire any business that constitutes a Material Prince Competitor at the time of such acquisition, unless such acquisition is made by New Prince (whether by merger, stock or asset transaction or otherwise) or (b) engage in any business that would make the operation of such business a Material Prince Competitor.

            (v) During the Backstop Adjustment Period, New Prince will not engage in any transaction or series of related transactions (including, without limitation, a purchase or sale of assets by New Prince) with any entity that at any time constitutes an Affiliate of any Investor Stockholder or any group of Investor Stockholders ("Palladium Affiliate Transaction"), other than on terms taken as a whole that are not less favorable than those which would have been obtained in an arm's-length transaction with a non-affiliated party (such terms are referred to herein as "Arm's-Length Terms"). For the avoidance of doubt, the foregoing shall not apply to cash payments or cash distributions by New Prince to the Investor Stockholders or any of their managers or general partners or the payment of any management, advisory or similar fees to the Investor

      Stockholders or any of their managers or general partners. An opinion from an independent nationally recognized accounting firm selected by New
      Prince as to whether the terms of any such Palladium Affiliate Transactions are, taken as a whole, not less favorable than Arm's-Length Terms that is delivered to the Company promptly upon receipt by New Prince shall be binding on the Parties (but only as to such transactions being consummated in all material respects in accordance with the assumptions and terms contemplated by such opinion); provided, that the identity of such firm, the scope of its engagement and the form and substance of such opinion shall be subject to prior approval by the Company (such approval not to be unreasonably withheld or delayed). At the time of the Resale Transaction, the Company may inspect the books and records of New Prince to investigate whether the terms of any Palladium Affiliate Transactions were conducted on Arm's-Length Terms, as contemplated by this paragraph. If any Palladium Affiliate Transaction was conducted on terms other than Arm's-Length Terms, as determined pursuant to this paragraph, equitable adjustments will be made to the Backstop Indemnification Threshold pursuant to the dispute resolution procedures set forth in Section 4.3(i).

            (vi) The Investor Stockholders agree that during the Backstop Adjustment Period the Investor Stockholders and the Palladium Controlled Entities will not hire as an employee or otherwise engage as a consultant any person that was a full-time employee of New Prince on the Closing Date without the prior written consent of the Company; provided, however, that the foregoing shall not apply to Art Henningsen.

            (vii) If the Resale Transaction is part of a series of substantially contemporaneous or related sales of New Prince and businesses of one or more other Palladium Affiliated Entities to the same purchaser (or an Affiliate thereof) (each such concurrent or related sale, a "Related Palladium Disposition"), then the independent accounting firm selected by the Investor Stockholders (the "Investor Stockholders' Accountants") shall determine the Total Consideration and the Backstop Indemnification Amount and advise the Company in writing thereof (the "Related Palladium
      Disposition Notice"). In connection with such determination, (A) the Investor Stockholders' Accountants will determine (1) the fair market value of New Prince, and (2) the fair market value of the businesses sold in the Related Palladium Dispositions, and (B) the Investor Stockholders' Accountants will use these valuations to allocate the consideration received in the Resale Transaction and Related Palladium Dispositions in accordance with the terms of this Section 4.3 and such criteria and allocation methodologies as the Investor Stockholders' Accountants reasonably believe to be fair and equitable. The Investor Stockholders' Accountant's good faith determinations of the fair market value of New Prince and of such other businesses in the Related Palladium Disposition Notice shall be binding upon all Parties unless, within thirty (30) days following receipt of the Related Palladium Disposition Notice, the Company delivers to the Investor Stockholders a written notice disputing the
      Related Palladium Disposition Notice (and one or more of the determinations set forth therein). Any such dispute of a Related Palladium Disposition Notice shall be resolved in a manner consistent with the procedures set forth in Section 4.3(i) for disputes relating to the Backstop Notice.

            (viii) The Company's sole remedy for any breach of any of the covenants in this clause (e) by the Investor Stockholders or Palladium Affiliate Entities will be the termination of the Company's obligations under this Section 4.3.

      (f) If a Resale Transaction closes prior to the redemption of all of the Company's Senior Secured Notes due 2007, payment of the Backstop Indemnification Amount will be due on the earlier to occur of July 1, 2008 or six months after the redemption date. If a Resale Transaction closes after the redemption of all of the Company's Senior Secured Notes due 2007, payment of the Backstop Indemnification Amount will be due six months after the closing date of the Resale Transaction.

      (g) The Company's obligations with respect to the Backstop Indemnification Amount shall cease in its entirety in the event the Resale Transaction does not close on or before, and will not apply to any Resale Transaction that closes after, January 1, 2009.

      (h) From and after the date the Backstop Indemnification Amount is due and payable hereunder until the Backstop Indemnification Amount is paid in full (whether before or after judgment), interest shall accrue on the unpaid amount of the Backstop Indemnification Amount at the annual rate equal at all times to rate announced by Citibank, N.A., as its "Base Rate" plus two percent (2%). Such interest shall be payable on demand by the Investor Stockholders.

      (i) The Investor Stockholders shall deliver to the Company written notice (the "Backstop Notice") of the consummation of the Resale Transaction within 30 days following consummation of the Resale Transaction together with true and complete copies of the documents governing such Resale Transaction. The Backstop Notice shall set forth the Investor Stockholders' good faith calculation of the Total Consideration in accordance with terms of this Section 4.3, the Backstop Indemnification Threshold and the Backstop Indemnification Amount and a reasonably detailed summary of such calculation. Within thirty (30) days after receipt of the Backstop Notice and the accompanying documentation, the Company shall notify the Investor Stockholders of its agreement or disagreement, as the case may be (the "Company's Backstop Notice"), with the Backstop Notice or any of the calculations contained therein. If the Company disputes any aspect of the Backstop Notice or such calculations, then the Company shall have the right to direct its independent accountants, at its expense, subject to the execution by the Company and its accountants of any reasonable release or indemnification agreement required by the Investor Stockholders or their accountants, to review the Backstop Notice and the accompanying documentation. The Company's accountants shall complete their review within thirty (30) days after the date of the Company's Backstop Notice. If the Company and its independent accountants, after such review, still disagree with the Backstop Notice, and the Investor Stockholders do not accept the Company's proposed alternative calculations of the Total Consideration, Backstop Indemnification Threshold or Backstop Indemnification Amount, the Investor Stockholders shall so notify the Company in writing and the Investor Stockholders and the Company shall submit the matter to an Independent Accounting Firm for final determination with respect to the disputed items. Each of the Investor Stockholders and the Company agree that they shall be bound by the determination of such Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Company and one-half by Acquisition Company, provided that if the difference between the final adjustment payment of the Backstop Indemnification Amount to be made pursuant to this Section 4.3(i) (the "Backstop Adjustment") and the Backstop Adjustment payment that would have resulted from the use of the proposed calculations of one of the Parties hereto (the "Erroneous Backstop Party") is more than 1.3 times the difference between the Backstop Adjustment and the Backstop Adjustment that would have resulted from the use of the other Party's proposed calculations, the Erroneous Backstop Party shall pay all of the fees and expenses of the Independent Accounting Firm.

      (j) THE OBLIGATIONS OF THE COMPANY UNDER THIS SECTION 4.3 ARE ABSOLUTE, UNCONDITIONAL AND IRREVOCABLE, AND SHALL NOT BE TO ANY EXTENT OR IN ANY WAY OR MANNER WHATSOEVER SATISFIED, DISCHARGED, DIMINISHED, IMPAIRED OR OTHERWISE AFFECTED, EXCEPT BY THE PERFORMANCE BY THE COMPANY OF ITS OBLIGATIONS IN ACCORDANCE WITH THE TERMS HEREOF, AND THEN ONLY TO THE EXTENT OF SUCH PERFORMANCE. Without limiting the generality of the foregoing provisions of this clause (j), the obligations of the Company under this Section 4.3 shall not be to any extent or in any way or manner whatsoever satisfied, discharged, diminished, impaired or otherwise affected by any of the following, and the Company hereby waives any defenses that it may otherwise have as a result of the occurrence of any of the following: (i) any matter whatsoever relating to the assets, business, operations, prospects or condition (financial or otherwise) of New Prince at any time prior to, on or after the date hereof (including, without limitation, acquisitions and dispositions of assets and product lines, changes in personnel, changes in strategic direction and financing); (ii) except as expressly contemplated by the terms of this Section 4.3, any term or condition of any Resale Transaction; (iii) any breach by Acquisition Company, any of the Investor Stockholders or any of their Affiliates of any obligations under or in connection with any of the documents, instruments and agreements delivered in connection with this Agreement; (iv) the occurrence or commencement of any Reorganization; (v) the absorption, merger or consolidation of, or the effectuation of any change whatsoever in the name, ownership, place of incorporation of the Company, New Prince or any of the Investor Stockholders;
(vi) the existence or creation at any time or times on or after the date of this Agreement of any claim, defense, right of set-off or counterclaim of any nature whatsoever of the Company or any of its Affiliates against New Prince, the Investor Stockholders or any of their Affiliates; or (vii) the existence of any other condition or circumstance or the occurrence of any other event that might otherwise constitute a legal or equitable discharge of or defense to performance by the Company hereunder (whether under a surety ship theory or any other legal or equitable theory).

      (k) The Company will not, by amendment of its Certificate of Incorporation, By-Laws or other organizational documents, or through reorganization, consolidation, merger, dissolution or sale of assets, or contractual obligation, or by any other voluntary act or deed whatsoever, avoid or seek to avoid or delay the performance or observance of its obligations under this Section 4.3. The Company will at all times in good faith assist, insofar as it is able, in the carrying out of all the provisions of this Section 4.3 in a reasonable manner and in the taking of all other actions which may be necessary in order to protect the rights hereunder of the Investor Stockholders.

      5. REPRESENTATIONS AND WARRANTIES OF THE PHIBRO PARTIES. Each of the Phibro Parties, jointly and severally, represent and warrant to each of the Palladium Parties as follows:

      5.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Prince Stockholder is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Prince is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the requisite corporate power and corporate authority to own, operate and lease its properties and assets and to conduct the Prince Business as such business is now being owned, operated, leased and conducted. Prince is duly qualified and in good standing as a foreign corporation or business in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. Complete and correct copies of the Articles of Incorporation and By-Laws of Prince, and all amendments thereto, have been delivered to the Palladium Parties. Each of the Phibro Parties has all requisite corporate or limited liability company power and corporate or limited liability company authority, as the case may be, to execute and deliver the

Transaction Documents to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

      5.2. Authority; Binding Effect. Each of the Phibro Parties has obtained all necessary corporate or limited liability company (as applicable) authorizations and approvals from its stockholders or members, and Board of Directors or other governing body required (a) for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, (b) for the consummation of the transactions contemplated hereby and thereby and (c) to perform all of its agreements and obligations hereunder and thereunder in accordance with the terms hereof and thereof. This Agreement has been and, as of the Closing Date, each of the other Transaction Documents to which any Phibro Party is a party will be, duly executed and delivered by each of the Phibro Parties and constitutes or, as of the Closing Date, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

      5.3. Subsidiaries. Except as set forth on Schedule 5.3, Prince has no Subsidiaries, owns or holds of record and/or beneficially no shares or other securities of any class in the capital of any corporations, and owns no legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

      5.4. Non-Contravention. Except as set forth on Schedule 5.4, the execution and delivery by each of the Phibro Parties of this Agreement and the other Transaction Documents to which any Phibro Party is a party and the consummation of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles of Incorporation, By Laws, operating agreement or limited liability company certificate (or other applicable charter or governance document) of any Phibro Party, each as amended to date, (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Lien upon any property of any Phibro Party (including, without limitation, the Prince Assets) pursuant to any agreement or instrument to which any Phibro Party is a party, by which any Phibro Party is bound or to which its or any of the property of any Phibro Party (including, without limitation, the Prince Assets) is subject, except any agreement to which any or all of the Palladium Parties are parties, or (c) constitute a violation of, or be in conflict with, or give rise to any rescission right or claim that any transaction contemplated by this Agreement or any of the Transaction Documents is void or voidable under any statute
(including, without limitation, the NYBCL, any federal or state fraudulent conveyance or fraudulent transfer law and any federal or state insolvency law), judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

      5.5. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 5.5, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by any of the Phibro Parties of this Agreement or any of the other Transaction Documents to which it is a party, or for the consummation by any of the Phibro Parties of any of the transactions contemplated hereby or thereby.

      5.6. Financial Statements. The Phibro Parties have delivered the following unaudited financial statements (the "Financial Statements") to the Palladium Parties, and there are attached as Schedule 5.6: (a) the unaudited balance sheets of Prince as of June 30, 2001, June 30, 2002 and June 30, 2003 (the latest of such balance sheets being referred to herein as the "2003 Balance Sheet"), and the related statements of income of Prince for each of the twelve-month periods ended on such dates and (b) the unaudited balance sheet of Prince as of October 31, 2003 (the "Interim Balance Sheet" and collectively with the balance sheets described in subpart (a), the "Prince Balance Sheets"), and the related statements of income of Prince for the four-month period ended on such date. Except as set forth on Schedule 5.6, each of the Financial Statements has been prepared in accordance with generally accepted accounting principles consistently applied, subject to year-end adjustments consistent with recent historical practice, each of such balance sheets fairly presents in all material respects the financial condition of Prince as of its respective date; and subject to year-end adjustments consistent with recent historical practice, such statements of income fairly present in all material respects the results of operations for the periods covered thereby. The balance sheets and related statements of income described in clause (a) of the first sentence of this
Section 5.6 contain the financial information and results of operations of Prince used to prepare the audited consolidated and consolidating financial statements of the Company as of the dates or periods covered thereby.

      5.7. Absence of Certain Changes. Except as set forth on Schedule 5.7: since June 30, 2003 Prince has carried on its business only in the ordinary course, and there has not been (a) any change in the assets, liabilities, sales, income or business of Prince or in its relationships with suppliers, customers or lessors, other than changes which were in the ordinary course of business and have not had, either in any case or in the aggregate, a Material Adverse Effect;
(b) any acquisition or disposition by Prince, or any cessation of use by Prince, of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of Prince; (d) any issuance of any shares of any of the capital stock of Prince or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Prince; (e) any increase in the compensation, pension or other benefits payable or to become payable by Prince to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than (i) pursuant to the terms of any existing agreement or plan of which the Palladium Parties have been supplied complete and correct copies (or in the case of an oral agreement a reduction to writing), or (ii) increases in the ordinary course of Prince's business consistent with its past practice);
(f) any waiver of any right of material value, other than compromises of accounts receivable in the ordinary course of business and intercompany indebtedness; (g) any entry by Prince into any transaction other than in the ordinary course of business; or (h) any incurrence by Prince of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business.

      5.8. Litigation, etc. Except as set forth on Schedule 5.8, no action, suit, proceeding or, to the knowledge of the Phibro Parties, investigation is pending or, to the knowledge of any of the Phibro Parties, threatened, relating to or affecting the Prince Assets or Prince, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby.

      5.9. Conformity to Law; Permits.

      (a) Except as set forth on Schedule 5.9(a), Prince has complied with, and is in compliance with (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to Prince or any of the Prince Assets,
(ii) all unwaived terms and provisions of all contracts, agreements and indentures to which Prince is a party, or by which Prince or any of the Prince Assets is subject and (iii) its Articles of Incorporation and By-Laws, each as amended to date.

      (b) Except as set forth on Schedule 5.9(a), Prince has not committed, been charged with, or, to the knowledge of the Phibro Parties, been under investigation with respect to, any uncured violation of any provision of any federal, state or local law or administrative regulation in respect of Prince or any of the Prince Assets.

      (c) Prince has and maintains, and the permits listed on Schedule 5.9(c) include, all licenses, permits and other authorizations from all governmental authorities (collectively, the "Permits") as are used in and necessary for the conduct of the business of Prince as presently conducted. Except as expressly designated on Schedule 5.9(c), (i) Prince is in material compliance with all of the Permits and (ii) true and complete copies of such Permits have previously been delivered to the Palladium Parties.

      5.10. Title to Property, Real Property Estate, etc.

      (a) Except as disclosed on Schedule 5.10(a), Prince (i) is or on the Closing Date will be the lawful owner of all of the Prince Assets, (ii) as of the Closing will have good and marketable title to all Real Property (iii) has good and transferable title to all of the other Prince Assets and (iv) has the full right to sell, convey, transfer, assign and deliver the Prince Assets, without the need to obtain the consent or approval of any third party. Prince Agri (i) is the lawful owner of all of the Prince Agri Transferred Assets, (ii) has good and marketable title to the Kentucky Street Real Property, (iii) has good and transferable title to all of the other Prince Agri Transferred Assets and (iv) has the full right to sell, convey, transfer, assign and deliver the Prince Agri Transferred Assets, without the need to obtain the consent or approval of any third party. The Company is the lawful owner of the Crown Trademark, and has the full right to sell, convey, transfer, assign and deliver all of its rights to the Crown Trademark, without the need to obtain the consent or approval of any third party. Except for liens described on Schedule 5.10(a) which secure Indebtedness and which will be discharged at or prior to the Closing and except for Permitted Liens, at and as of the Closing, all of the Prince Assets will be, and the Other Transferred Assets will be, entirely free and clear of any Lien. At and as of the Closing, Prince will convey the Prince Assets to Acquisition Company by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in Acquisition Company good and marketable title to all Real Property and good and transferable title to all of the other Prince Assets, free and clear of all Liens (other than Permitted Liens). At and as of the Closing, Prince Agri will convey the Prince Agri Transferred Assets to Acquisition Company by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in Acquisition Company good and marketable title to the Kentucky Street Real Property and good and transferable title to all of the other Prince Agri Transferred Assets, free and clear of all Liens (other than Permitted Liens). At and as of the Closing, the Company will convey the Crown Trademark to Acquisition Company by instruments of assignment and transfer effective to vest in Acquisition Company good and transferable title to the Crown Trademark, free and clear of all Liens (other than Permitted Liens). (b) All of the tangible Prince Assets and the Other Transferred Assets used in the conduct of the Prince Business are in good condition and repair (reasonable wear and tear excepted). The Prince Assets, Other Transferred Assets and Excluded Assets described in Sections 2.2(c) and (d), when utilized with a labor force substantially similar to that currently employed by Prince or available under the Transition Services Agreement, are adequate and sufficient to carry on the Prince Business as presently conducted (provided, that the Palladium Parties acknowledge and agree that, after the Closing, the Company will not provide
Acquisition Company with the services and support provided by the Company to Prince prior to the Closing that are described on Schedule 5.17)..

      (c) Schedule 5.10(c) sets forth complete and accurate legal descriptions of all Real Property (which includes all real property owned by Prince, other than real property listed as an Excluded Asset on Schedule 2.2 (the "Excluded Real Property")). Other than Permitted Liens, there are no material defects in any such Real Property as to title or condition, not described on Schedule 5.10(a) or (c).

Neither any of the Phibro Parties nor Prince Agri has received any notice that either the whole or any portion of the Real Property or the Excluded Real Property is to be condemned, requisitioned or otherwise taken by any public authority. To the knowledge of any of the Phibro Parties, there have not been any public improvements that are reasonably likely to result in material special assessments against or otherwise adversely affect any of the Real Property other than general tax increases. Prince does not lease any real property or otherwise conduct any part of the Prince Business on any property other than the Real Property other than as indicated on Schedule 5.10(c) (the "Leased Real Property").

      5.11. Environmental Matters.

      (a) Except as set forth on Schedule 5.11 (it being understood that references in this Section 5.11 to (i) Prince shall be deemed to include Prince Agri with respect to the Kentucky Street Property and (ii) Real Property shall be deemed to include the Leased Real Property):

            (i) neither Prince nor any of the Real Property currently owned by Prince, nor to the knowledge of any of the Specified Phibro Persons any of the Real Property presently leased or operated by Prince, is in violation or alleged violation of any federal, state or local statute, judgment, decree, order, law, license, ordinance, rule or regulation pertaining to environmental matters, pollution, natural resources, or the protection of human health, safety or the environment, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA") the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and any regulations promulgated thereto (hereinafter "Environmental Laws");

            (ii)  Prince has not  received  any  written  notice  from any third party, including, without limitation, any federal, state or local governmental authority, (A) that Prince or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B
      (1986); (B) that any hazardous waste, as defined by 42 U.S.C.ss.6903(5), any hazardous substance as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant as defined by 42 U.S.C.ss.9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) regulated by any Environmental Laws ("Hazardous Substances") which Prince or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Prince or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that Prince or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the presence or release of Hazardous Substances;

            (iii) To the knowledge of any Specified Phibro Person: (A) no portion of any Real Property presently owned, leased or operated by Prince has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances, except in compliance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by Prince or any predecessor in interest on any Real Property presently owned, leased or operated by Prince, no Hazardous Substances have been generated or are being used on such properties except in compliance with applicable Environmental Laws;
      (C) all Real Property presently owned, leased or operated by Prince is free from contamination of every kind, including, without limitation, contamination in groundwater, surface water, soil, sediment and air, except in compliance with applicable Environmental Laws; (D) all properties (and the buildings and equipment thereon) presently owned, leased or operated by Prince and the buildings and equipment thereon do not contain any Hazardous Substances, other than Hazardous Substances the presence and condition of which comply with applicable Environmental Laws;
      (E) there have been no releases (as used in this Section 5.11, shall include, without limitation, any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any Real Property presently owned, leased or operated by Prince except in compliance with applicable Environmental Laws; (F) to the knowledge of each of the Phibro Parties, there have been no releases on, upon, from or into any Real Property presently owned, leased or operated by Prince which, through soil or groundwater contamination, may have come to be located on such real property; and (G) in addition, any Hazardous Substances that have been generated on any Real Property presently owned, leased or operated by Prince have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to the knowledge of each of the Phibro Parties, have been and are operating in compliance with such permits and applicable Environmental Laws; and

            (iv) no Real Property presently owned by Prince, nor to the knowledge of any of the Specified Phibro Persons any of the Real Property presently leased or operated by Prince, is subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

      (b) Attached as part of Schedule 5.11 is a list of all reports, site assessments and material written communications with third parties (including without limitation any governmental authority) in the possession of Prince or to which it has access, which contain any material information with respect to potential environmental liabilities associated with any Real Property presently owned, leased or operated by Prince and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The Phibro Parties have furnished to the Palladium Parties complete and accurate copies of all of the reports, site assessments and material communications with third parties (including without limitation any governmental authority) listed on Schedule 5.11.

      5.12. Insurance. Schedule 5.12 lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by Prince and describes the insurance companies, funds or underwriters and risks covered. All such policies are in full force and effect.

      5.13. Contracts. Schedule 5.13 sets forth a complete and accurate list of all contracts to which Prince is a party or by or to which Prince is bound or to which any of its assets is subject, except (i) contracts terminable by Prince upon 30 days' notice or less without the payment of any termination fee or penalty, (ii) contracts listed in any of the other Schedules, (iii) contracts involving aggregate payments to or by Prince of less than $15,000, (iv) purchase, sales and service orders in the ordinary course of business and (v) contracts relating solely to Excluded Assets or solely to Excluded Liabilities. As used in this Section 5.13, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against Prince, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by Prince; (d) bonds or other security agreements provided by any party in connection with the business of Prince; (e) contracts and other agreements for the sale of any assets or properties of Prince other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of such assets or properties;
(f) joint venture agreements relating to the assets, properties or business of Prince or by or to which it or any of its assets or properties are bound or subject; (g) contracts or other agreements under which Prince agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) contracts or other agreements related to the disclosure or non-disclosure of information by any party; (i) any contracts or other agreements with regard to Indebtedness; (j) any operating lease; (k) any contract or agreement listed or described in Schedule 5.18 or (l) any other contract or other agreement whether or not made in the ordinary course of business. The Phibro Parties delivered to the Palladium Parties true, correct and complete (x) copies of all such written contracts, together with all modifications and supplements thereto, and (y) written descriptions of all such oral contracts, together with a description of all modifications and supplements thereto. To the knowledge of the Phibro Parties each of the contracts listed on
Schedule 5.13 or any of the other Schedules hereto is in full force and effect, Prince is not in breach of any of the provisions of any such contract, nor, to the knowledge of any of the Phibro Parties, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. Prince has performed all obligations required to be performed by it to date under each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on Schedule 5.13), no such contract includes any provision the effect of which may be to enlarge or accelerate any obligations of Prince thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the other Transaction Documents.

      5.14. Compensation of Employees. Schedule 5.14 sets forth the name and current annual salary and other compensation payable by the Phibro Parties or any of their Affiliates (including, without limitation, Prince Agri) to each exempt non-hourly employee of Prince listed on Part 1 of Schedule 10.5(a) whose current total annual compensation or estimated compensation from the Phibro Parties and any of their Affiliates (including, but not limited to, wages, salary, commissions, normal bonus, profit sharing, deferred compensation and other extra compensation) is $25,000 or more in the aggregate, and also sets forth, for each such employee, the aggregate amount of such annual compensation received by such employee for the annual period ended June 30, 2003. Except as set forth of Schedule 5.14, no Specified Phibro Person has any actual knowledge that any employee of Prince intends to terminate employment with Prince prior to the Closing Date, intends not to accept employment with Acquisition Company on the Closing Date or intends to terminate employment with Acquisition Company within 12 months following the Closing Date.

      5.15. Employee Benefit Plans. Except as set forth on Schedule 5.15:

      (a) Prince does not now maintain or contribute to, nor has any liability in respect of, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of Prince. Each of the arrangements set forth on Schedule 5.15 is hereinafter referred to as an "Employee Benefit Plan", except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 5.15(d)(iv), (vi) and (viii) and 5.15(g) below.

      (b) The Phibro Parties have heretofore delivered to the Palladium Parties true, correct and complete copies of each Employee Benefit Plan of Prince, and with respect to each such Plan (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or the immediately preceding calendar year and (iii) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

      (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination.

      (d) (i) There is no pending or, to the knowledge of any Phibro Party, threatened legal action, proceeding or investigation, other than routine claims for benefits in the ordinary course, concerning any Employee Benefit Plan or to the knowledge of each of the Phibro Parties any fiduciary or service provider thereof;

            (ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by either the Company or any affiliate (as defined in Section 5.15(h) below) thereof (other than insurance premiums satisfied in due course);

            (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of Prince, which is subject to Title IV of ERISA;

            (iv) no Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject Prince directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

            (v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan as it relates to Prince;

            (vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I,
      Part 6 of ERISA); and

            (vii) Prince has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

      (e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that Prince is required, under the terms of each such Plan, to have paid as contributions to that Plan as of the end of the most recently ended plan year of that Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan.

      (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant or employee of Prince or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

      (g) No Employee Benefit Plan is a multi-employer plan.

      (h) For purposes of this Section 5.15, "multi-employer plan", "party in interest", "current value", "accrued benefit", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(c) or 4001(a) of ERISA, and "affiliate" means any entity which under Section 414 of the Code is treated as a single employer with Prince.

      5.16. Labor Relations. Except as set forth on Schedule 5.16, Prince is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the knowledge of any of the Phibro Parties, threatened against Prince alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against Prince pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of any of the Phibro Parties, threatened against or involving Prince. No one has petitioned within the last five (5) years, and no one is now petitioning, for union representation of any of the employees of Prince. Except as set forth of
Schedule 5.16, no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Prince and, to the knowledge of the Prince Parties, no claim therefor has been asserted. Except as fully described on Schedule 5.16, none of the employees of Prince is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Prince. Except as fully described on Schedule 5.16, Prince has not experienced any labor dispute-related work stoppage during the last five (5) years.

      5.17.  Potential  Conflicts of  Interest.  Except as set forth on Schedule
5.17 and except for the relationships and transactions and the provision of property or services contemplated by the Transaction Documents and except for any of the Palladium Parties, none of the Phibro Parties and no current or former officer, director or stockholder of the Phibro Parties, nor any Affiliate of any such Person, (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Prince; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Prince is using or the use of which is necessary for the business of Prince; (c) has any cause of action or other claim whatsoever against, or owes any amount to, Prince, except for intercompany indebtedness owed to Prince or Excluded Assets, Excluded Liabilities and claims in the ordinary course of business, such as for accrued salary or vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements; or (d) is a party to any contract (as defined in Section 5.13) or has received any loan, advance or other investment from Prince that has not been repaid or otherwise satisfied in full prior to the Closing. Except as set forth on Schedule 5.17, none of the Prince Assets are located on real property owned by or leased from any current or former officer, director or stockholder (or Affiliate thereof) of any Phibro Party.

      5.18. Trademarks, Patents, etc. Schedule 5.18 hereto sets forth a complete and accurate list of (a) all patents, trademarks, trade names, Internet domain names and copyrights either registered in the name of Prince or for which Prince has filed any registration application, and all licenses (as licensee or licensor) and other agreements relating thereto, and (b) all written agreements relating to other Intellectual Property which Prince is licensed or authorized by others to use or which Prince has licensed or authorized for use by others except with respect to non-exclusive licensed software that is generally available. Except to the extent set forth in Schedule 5.18, Prince owns or has the sole and exclusive right to use the Intellectual Property listed on Schedule 5.18, and has the right to use all Intellectual Property used by it in the ordinary course of business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims are pending or, to the knowledge of the Phibro Parties, threatened, by any Person regarding the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement, and, to the knowledge of the Phibro Parties, there is no basis for any such claim. The use by Prince of such Intellectual Property in the ordinary course of business does not infringe on the rights of any Person.

      5.19. Suppliers and Customers. Schedule 5.19 sets forth the twenty (20) largest suppliers and twenty (20) largest customers of Prince as of June 30, 2003, based on the dollar amount of purchases and sales for the fiscal year ended June 30, 2003. Except as set forth on Schedule 5.19, no such listed supplier or customer has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with Prince or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use by Prince or its usage or purchase of the services or products of Prince, except for changes related to customers' businesses which are cyclical, based on substantially normal purchase or sales cycles, seasonal or based on general economic conditions. No Specified Phibro Person has any knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with Prince or to decrease materially or limit its services, supplies or materials to Prince, or its usage or purchase of the services or products of Prince, or to increase the cost of any service or materials supplied to Prince.

      5.20. Accounts Receivable. Except as set forth on Schedule 5.20, all accounts and notes receivable reflected on the Interim Balance Sheet, and all accounts and notes receivable arising subsequent to the date of such Interim Balance Sheet, have arisen in the ordinary course of business and represent valid obligations owing to Prince.

      5.21. Inventories. The inventories of Prince consist in all material respects of, and the Inventories (including, without limitation, the inventories in transit at the time of the Closing) to be purchased by Acquisition Company hereunder will consist in all material respects of, material and goods of a quality and quantity which are useable or saleable in the normal course of the business carried on by Prince as of the Closing. The Inventories are adequate for present needs, and are in usable and saleable condition in the ordinary course of business, subject only to appropriate reserves for obsolescence to be reflected on the Final Closing Statement and determined in accordance with Prince GAAP Principles.

      5.22. Equipment. Schedule 2.1(b) sets forth a list, complete and accurate as of the date indicated therein of all of the Equipment other than (a) items having a book or market value individually of less than $5,000, (b) items acquired by Prince in the ordinary course of business from such date through the Closing Date, and (c) items disposed of in the ordinary course of business from the date thereof through the Closing Date. Prince will identify in writing to Acquisition Company, prior to the Closing, each item so acquired or disposed of and which has a value of $5,000 or more. The Personal Property Leases listed on
Schedule 2.1(e) include all leases by Prince of any item of personal property used in the Prince Business. The Equipment, and all personal property held by Prince under the Personal Property Leases, which are utilized by Prince in the ordinary course of business are in operating condition and repair for their present use in the Prince Business (reasonable wear and tear excepted and subject to customary maintenance).

      5.23. Taxes. Except as set forth on Schedule 5.23, all of the income, sales, use, employment and any other Tax returns and reports required to be filed by the Company or Prince relating or with respect to Prince have been filed with the appropriate government agencies. No waiver of any statute of limitations relating to Taxes has been executed or given by or with respect to Prince to any taxing authority. All Taxes, assessments, fees and other governmental charges upon Prince or any of its properties, assets, revenues, income and franchises which are due and payable by or with respect to Prince with respect to any period (or portion thereof) ending on or before the Closing Date have been paid, other than those currently payable without penalty or interest which will be accurately reflected on the Final Closing Statement. All taxes required to be withheld or paid in connection with amounts paid to any employee of Prince have been withheld and paid. To the knowledge of the Phibro Parties, no federal Tax return of Prince is currently under audit by the IRS, and no other Tax return of Prince is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Phibro Parties, threatening to assert against Prince any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on Prince.

      5.24. Indebtedness. Except for Indebtedness described on Schedule 5.24, Prince has no Indebtedness outstanding at the date hereof. As of the Closing, Prince will have no Indebtedness outstanding (other than indebtedness arising under the Solomon Grind Non-Compete Agreement).

      5.25. Change of Control and 2003 Bonus Obligations. Schedule 5.25 sets forth in all material respects all of the Change of Control Obligations and 2003 Bonus Obligations including the name of the Person entitled thereto.

      5.26. No Prince Material Adverse Change. No Prince Material Adverse Change has occurred.

      5.27. Solvency; Surplus. Each of the Phibro Parties is, and immediately before and after giving effect to each of the transactions contemplated by Sections 1 and 2 hereof will be, Solvent. Immediately before and after giving effect to the transactions contemplated by Sections 1 and 2 (including, without limitation, the payment of the Stock Purchase Price and the cancellation and retirement of the Purchase Stock and the Exchange Stock), the Company will have sufficient "surplus" (as such term is determined under the NYBCL) to consummate such transactions in compliance with the NYBCL.

      5.28. Note Offering; Consent Solicitation; Note Repurchases and Credit Facility Financing.

      (a) The Note Offering was conducted and consummated by the Phibro Parties in compliance with all applicable foreign, federal, provincial and state securities laws, and in accordance with the Offering Circular. The Offering Circular did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which any such statements were made, not misleading. The Company has delivered to the Palladium Parties' counsel, a complete and correct copy of the Indenture governing the Note Offering (including all exhibits and schedules thereto), all amendments, waivers and side letters relating thereto or affecting the terms thereof and each document or instrument delivered pursuant thereto or in connection therewith.

      (b) The Consent Solicitation was conducted in compliance with all applicable federal and state securities laws, and in accordance with the Consent Solicitation Statement. The Company received consents to the matters set forth in the Consent Solicitation Statement from the holders of a majority of the principal amount of the outstanding Existing Notes, and the amendments to the indenture governing the Existing Notes set forth in the Consent Solicitation Statement are effective. The Consent Solicitation Statement did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which any such statements were made, not misleading.

      (c) There are no documents, instruments or agreements (or amendments, waivers or side letters relating thereto or affecting the terms thereof) governing the Company's purchase of approximately $52 million of Existing Notes in October 2003, other than ordinary course trade confirmations.

      (d) The Company has delivered to the Palladium Parties' counsel, a complete and correct copy of the Loan and Security Agreement governing the Credit Facility Financing (including all exhibits and schedules thereto), all amendments, waivers and side letters relating thereto or affecting the terms thereof and each document or instrument delivered pursuant thereto or in connection therewith.

      5.29. Broker. Except as set forth on Schedule 5.29, none of the Phibro Parties has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

      5.30. Disclosure. To the knowledge of the Phibro Parties, no representation or warranty by any of the Phibro Parties in this Agreement or in any Schedule hereto delivered to any of the Palladium Parties pursuant hereto contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which any such statements were made, not misleading.

      6. REPRESENTATIONS AND WARRANTIES OF THE PALLADIUM PARTIES. Each of the Palladium Parties, jointly and severally, represents and warrants to each of the Phibro Parties as follows:

      6.1. Organization/Formation; Authority. Each of the Investor Stockholders is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Acquisition Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Palladium Parties has all requisite corporate or limited partnership power and corporate or limited partnership authority, as the case may be, to execute and deliver the Transaction Documents to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

      6.2. Approval; Binding Effect. Each of the Palladium Parties has obtained all necessary corporate or limited partnership (as applicable) authorizations and approvals from its stockholders or partners, and Board of Directors or other governing body required (a) for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, (b) for the consummation of the transactions contemplated hereby and thereby and (c) to perform all of its agreements and obligations hereunder and thereunder in accordance with the terms hereof and thereof. This Agreement has been and, as of the Closing Date, each of the other Transaction Documents to which any Palladium Party is a party will be, duly executed and delivered by each of the Palladium Parties and constitutes or, as of the Closing Date, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

      6.3. Non-Contravention. The execution and delivery by each of the Palladium Parties of this Agreement and the other Transaction Documents to which any Palladium Party is a party and the consummation of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Certificate of Incorporation, By Laws, partnership agreement or certificate of limited partnership (or other applicable charter or governance document) of any Palladium Party, each as amended to date, or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Lien upon any property of any Palladium Party pursuant to (i) any agreement or instrument to which any Palladium Party is a party, by which any Palladium Party is bound or to which its or any of property of any Palladium Party is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

      6.4. Title to Shares; Liens; etc. As of the date of this Agreement, each of the Investor Stockholders has, and will at all times prior to the consummation of the Closing have, sole record and beneficial ownership of the Purchase Stock of such Investor Stockholder as set forth on Schedule 1.1 hereto, free and clear of any Liens. As of the date of this Agreement each of the Investor Stockholders has, and will at all times prior to the transfer of the Exchange Stock to Acquisition Company have, sole record and beneficial ownership of the Exchange Stock of such Investor Stockholder as set forth on Schedule 1.1 hereto, free and clear of any Liens. Upon the transfer of the Exchange Stock to Acquisition Company from the Investor Stockholders, and as of the consummation of the Closing, Acquisition Company will have sole record and beneficial ownership of the Exchange Stock, free and clear of any Liens.

      6.5. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by each of the Palladium Parties of this Agreement and the other Transaction Documents to which it is a party or for the consummation by it of the transactions contemplated hereby or thereby.

      6.6. Broker. The Palladium Parties have not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

      7.  CONDUCT OF  BUSINESS  BY PRINCE  PENDING  CLOSING.  Each of the Phibro
Parties, jointly and severally, covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Palladium Parties in writing:

      7.1. Full Access. Subject to the confidentiality obligations of the Palladium Parties set forth in Section 10.1 hereof and subject to the terms of the Confidentiality Agreement, the Phibro Parties shall (a) allow the Palladium Parties and their potential financing sources and their respective representatives, counsel, accounting firms, financial advisors and consultants to have full access during normal business hours and in such a manner as would not be disruptive to the business or operations of Prince or the Company, to the offices, properties and facilities of Prince, the books, records, financial statements, tax returns and other relevant information pertaining to Prince, and the officers, directors, employees, attorneys, accountants, financial advisors and key customers and suppliers of Prince and (b) furnish to the Palladium Parties such additional financial and operating data and other information regarding the operations, assets, liabilities, financial condition and prospects of Prince as the Palladium Parties may from time to time reasonably request. At the Closing, the Confidentiality Agreement shall automatically terminate and be of no further force or effect.

      7.2. Carry On In Regular Course. Prince will use its reasonable commercial efforts to maintain the Prince Assets in operating condition and repair, subject to wear and tear and customary maintenance, and carry on its business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

      7.3. No General Increases. Except as may be required by or pursuant to the terms of any existing agreement or plan of which the Palladium Parties have been supplied complete and correct copies (or in the case of an oral agreement a reduction to writing), and normal merit increases granted and commissions earned in the ordinary course of business consistent with past practice. Prince will not grant any general or uniform increase in the rates of pay of its employees, or grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any of its employees; and it will not increase the compensation payable or to become payable to officers, key salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents.

      7.4. No Property Dividends, Issuances, Repurchases, etc. Except as set forth on Schedule 5.7, Prince shall not declare or pay any dividends (other than in cash, intercompany loans, shares of stock or other securities) on, or make any other distribution (other than in cash, intercompany loans, shares of stock or other securities) in respect of, any shares of its capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock in each case, other than for cash, intercompany loans, shares of stock or other securities. The transfer of the Quincy Office Building shall be permitted as


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

contemplated by this Agreement. Prior to the Closing, neither the Company nor the Prince Stockholder shall be restricted from taking cash from Prince.

      7.5. Contracts and Commitments. Prince will not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business or not consistent with the customary business practices of Prince. Without limiting the generality of the foregoing, in no event will Prince enter into any contract or commitment or engage in any transaction requiring expenditures by Prince in excess of $100,000 in the aggregate except for repairs, replacements or maintenance contemplated by Section 7.2.

      7.6. Purchase and Sale of Capital Assets. Prince will not purchase or sell or otherwise dispose of any capital asset with a market value in excess of $5,000, or of capital assets of market value aggregating in excess of $25,000 or other than in the ordinary course of business (except the transfer of the Quincy Office Building contemplated by this Agreement).

      7.7. Insurance. Prince will maintain its current insurance policies (including, without limitation, the insurance described on Schedule 5.12 or replacements therefor upon expiration thereof.

      7.8. Preservation of Organization. Prince will use its commercially reasonable efforts to preserve its business organization intact, and to preserve the present relationships of Prince's suppliers and customers and others having business relations with Prince, but shall not be required to change its business practices or incur any material expense other than in the ordinary course of business. Without the prior written consent of Acquisition Company (not to be unreasonably withheld or delayed), Prince will not hire any employee or terminate the employment of any of its current employees (other than for cause).

      7.9. No Default. Prince will not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Prince.

      7.10. Compliance with Laws. Prince will use its commercially reasonable efforts to comply with all laws, regulations and orders applicable with respect to Prince or the Prince Assets or as may be required for the valid and effective transfer of the Prince Assets.

      7.11. Advice of Change. The Phibro Parties will promptly advise the Palladium Parties in writing of any Prince Material Adverse Change.

      7.12. No Shopping. Prior to December 31, 2003, the Phibro Parties will not negotiate for, solicit or enter into any agreement with respect to the sale or transfer of any of the capital stock of Prince, the sale of the Prince Business or the sale of all or any substantial portion of the Prince Assets or any merger or other business combination of Prince to or with any Person other than Acquisition Company.

      7.13. Consents of Third Parties. Each of the Parties hereto will use its commercially reasonable efforts, to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to the Palladium Parties and their counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or obligation of Prince, under which such transactions would constitute a default, would accelerate obligations of Prince or would permit cancellation of any such contract; provided, however, that no Party shall be required to incur any material expense that would not reasonably be expected to be incurred by such Party in obtaining such consent.

      8. CONDITIONS PRECEDENT TO THE PALLADIUM PARTIES' OBLIGATIONS. The obligation of the Palladium Parties to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Palladium Parties):

      8.1. Representations and Warranties True At Closing. The representations and warranties made by each of the Phibro Parties in or pursuant to this Agreement and the other Transaction Documents shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date; provided, however, that each such representation or warranty that contains a Materiality Qualifier in the text of such representation or warranty shall be true and correct in all respects.

      8.2. Compliance With Agreement. Each of the Phibro Parties shall have performed and complied in all material respects with all of their or its obligations under this Agreement and the other Transaction Documents to be performed or complied with by them or it on or prior to the Closing.

      8.3. No Prince Material Adverse Change. There shall not have occurred any Prince Material Adverse Change.

      8.4. Certificates of Phibro Parties. Each of the Phibro Parties shall have delivered to the Palladium Parties in writing, at and as of the Closing, a certificate duly executed by each of the Phibro Parties, in form and substance reasonably satisfactory to the Palladium Parties and their counsel, certifying that the conditions in each of Sections 8.1-8.3 have been satisfied.

      8.5. Opinion of Counsel. Golenbock, Eiseman, Assor, Bell & Peskoe LLP, counsel to the Phibro Parties, shall have delivered to the Palladium Parties a written opinion, addressed to the Palladium Parties and dated the Closing Date, substantially in the form attached hereto as Exhibit E.

      8.6. Solvency. The Palladium Parties shall have received a copy of a solvency opinion with respect to the solvency of the Company from Houlihan Lokey Howard & Zukin addressed to the Board of Directors of the Company, reasonably satisfactory in form and substance to the Palladium Parties, indicating compliance with the applicable solvency criteria under the federal bankruptcy code and state fraudulent conveyance/transfer laws as set forth in paragraph 2 of the Houlihan, Lokey, Howard and Zukin engagement letter and as modified with the consent of the Palladium Parties or their counsel, before and after giving effect to the Closing.

      8.7.  Approvals.   All  corporate  approvals  of  the  Phibro  Parties  in
connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Palladium Parties and their counsel.

      8.8. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

      8.9. Title Insurance. Acquisition Company shall have received title insurance policies in customary forms with respect to the Real Property on the Closing Date issued by a title insurer reasonably acceptable to, and in customary form and amount reasonably acceptable to, the Palladium Parties naming Acquisition Company as the insured.

      8.10. Consents. The Phibro Parties will have obtained the consent or approval, in reasonable form and substance, to the Closing by (a) each required regulatory and governmental body which consent or approval cannot be obtained post-Closing without material penalty, and (b) each party to any contract, commitment or other obligation of Prince set forth on Schedule 8.10.

      8.11. Union Contract. Acquisition Company shall have entered into arrangements reasonably satisfactory to the Palladium Parties with respect to the union contract covering the union employees at Prince's facilities in Quincy, Illinois, it being understood that the principal terms of the current union contract shall be deemed to be reasonably satisfactory to the Palladium Parties if such terms can be provided at a cost reasonably comparable to Prince's current cost.

      8.12. Charter Amendment. The Amendment to the Certificate of Incorporation of the Company, in the form attached hereto as Exhibit F, shall have been duly filed and accepted for filing with Secretary of State of New York.

      8.13. Escrow Agreement. The Escrow Agreement, in the form attached hereto as Exhibit G (the "Escrow Agreement"), shall have been duly executed and delivered by J.P. Morgan Trust Company, National Association (the "Escrow Agent") and each of the Phibro Parties and shall be in full force and effect.

      8.14. Quincy Office Building Lease. The Lease Agreement, in the form attached hereto as Exhibit H (the "Quincy Lease"), shall have been duly executed and delivered by Prince Agri and shall be in full force and effect.

      8.15. Real Estate Option Agreement. The Real Estate Option Agreement, in the form attached hereto as Exhibit I (the "Real Estate Option"), shall have been duly executed and delivered by Prince and shall be in full force and effect.

      8.16. Transition Services Agreement. The Transition Services Agreement, in the form attached hereto as Exhibit J (the "Transition Services Agreement"), shall have been duly executed and delivered by the Company (and its Affiliates that are parties thereto) and shall be in full force and effect.

      8.17. MnO Supply Agreement. The Supply Agreement, in the form attached hereto as Exhibit K (the "MnO Supply Agreement"), shall have been duly executed and delivered by Prince Agri and shall be in full force and effect.

      8.18. Red Iron Oxide Supply Agreement. The Supply and Distribution Agreement, in the form attached hereto as Exhibit L (the "Red Iron Oxide Supply Agreement"), shall have been duly executed and delivered by Prince Agri and shall be in full force and effect.

      8.19. Bowmanstown Blending Services Agreement. The Blending Services Agreement, in the form attached hereto as Exhibit M (the "Bowmanstown Blending Services Agreement"), shall have been duly executed and delivered by Prince Agri and shall be in full force and effect.

      8.20. [Intentionally Omitted]

      8.21. Environmental Indemnification Agreement. The Environmental Indemnification Agreement, in the form attached hereto as Exhibit O (the "Environmental Indemnification Agreement"), shall have been duly executed and delivered by the Phibro Parties and shall be in full force and effect.

      8.22.  Employment  Agreements.  Each of the individuals listed on Schedule
8.22 shall have executed and delivered to Acquisition Company written employment and non-competition agreements, each in a form reasonably satisfactory to the Palladium Parties (collectively, the "New Employment Agreements"), such New Employment Agreements shall be in full force and effect.

      8.23. Indebtedness. Prince shall have no outstanding Indebtedness as of the Closing Date and shall have been released from all collateral or other obligations in respect of Indebtedness of the Company or its Affiliates.

      8.24. Intercompany Accounts. All intercompany accounts and indebtedness owed by Prince to the Company, the Prince Stockholder and their Affiliates shall have been cancelled, contributed to the capital of Prince or otherwise fully extinguished or settled on terms reasonably satisfactory to the Palladium Parties.

      8.25. Closing Calculation Certificate. The Phibro Parties shall have prepared and delivered to the Palladium Parties a certificate (the "Closing Calculation Certificate") certifying as to (a) the amount of Indebtedness of Prince outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon, (b) the aggregate amount of Prince's cash and cash equivalents on hand or in bank accounts on the Closing Date prior to the consummation of the Closing and (c) the aggregate amount of Prince's outstanding and unpaid checks on the Closing Date prior to the consummation of the Closing. The Phibro Parties shall have caused the holders of such Indebtedness (other than the holders of the Indebtedness under the Solomon Non-Compete Agreement) to deliver lien discharges, in form reasonably satisfactory to the Palladium Parties, with respect to such Indebtedness.

      8.26. Cash. Prince shall have at least the amount of cash on hand or in bank accounts included in the calculation of Net Working Capital that is required by the Minimum Working Capital Letter.

      8.27. Intercompany Settlement Amount. In addition to the cash on hand or in bank accounts described in Section 8.26, Prince shall have (and shall transfer to Acquisition Company as part of the Prince Assets) $3,958,400 in cash on hand or in bank accounts representing the Intercompany Settlement Amount.

      8.28. Closing Payment. The Company shall have paid the Closing Fee to Palladium Capital Management, L.L.C.

      8.29. Kentucky Street Deed. The Kentucky Street Deed shall have been duly executed and delivered by Prince Agri and shall be in full force and effect.

      8.30. Prince Agri Bill of Sale. The Prince Agri Bill of Sale shall have been duly executed and delivered by Prince Agri and shall be in full force and effect.

      8.31. Equipment Lease Agreement. The Equipment Lease Agreement shall have been duly executed and delivered by Prince Agri and shall be in full force and effect.

      8.32. [Intentionally Omitted]

      8.33. Confirmation and Release. The Confirmation and Release Agreement, in the form attached hereto as Exhibit P (the "Confirmation and Release"), shall have been duly executed and delivered by the Company and shall be in full force and effect.

      8.34. Minimum Working Capital Letter. The Minimum Working Capital Letter shall have been executed and delivered by the Phibro Parties and shall be in full force and effect.

      8.35. Chief Financial Officer. Acquisition Company shall have identified and, subject to the consummation of the Closing, employed a Chief Financial Officer satisfactory to Acquisition Company pursuant to an employment and non-compete agreement satisfactory to Acquisition Company.

      8.36. Payment of Expenses. To the extent invoiced, the Company shall have paid or reimbursed the Palladium Parties for all their out-of-pocket costs and expenses required to be paid or reimbursed by the Company under the Expense Reimbursement Agreement.

      8.37. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Palladium Parties in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Palladium Parties and their counsel, and the Palladium Parties shall have received the originals or certified or other copies of all such records and documents as the Palladium Parties may reasonably request.

      9. CONDITIONS PRECEDENT TO THE PHIBRO PARTIES' OBLIGATIONS. The obligation of the Phibro Parties to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Phibro Parties):

      9.1. Representations and Warranties True At Closing. The representations and warranties made by the Palladium Parties in or pursuant to this Agreement and the other Transaction Documents shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date; provided, however, that each such representation or warranty that contains a Materiality Qualifier in the text of such representation or warranty shall be true and correct in all respects.

      9.2. Compliance With Agreement. Each of the Palladium Parties shall have performed and complied in all material respects with all of their obligations under this Agreement and the other Transaction Documents that are to be performed or complied with by them or it at or prior to the Closing.

      9.3. Closing Certificate. Each of the Palladium Parties shall have delivered to the Phibro Parties in writing, at and as of the Closing, a certificate duly executed by each of the Palladium Parties, in form and substance reasonably satisfactory to the Phibro Parties and their counsel, certifying that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

      9.4. [Intentionally Omitted]

      9.5. Amendment To Stockholder Agreement. The Amendment to Stockholder Agreement, in the form attached hereto as Exhibit Q (the "Stockholder Agreement Amendment"), shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

      9.6. Escrow Agreement the Escrow Agreement shall have been duly executed and delivered by the Palladium Parties and shall be in full force and effect.

      9.7. Trademark License Agreement. The Trademark License Agreement, in the form attached hereto as Exhibit R (the "Trademark Agreement"), shall have been duly executed and delivered by Prince Agri Products, Inc. ("Prince Agri") and shall be in full force and effect.

      9.8. Advisory Agreement. The Advisory Agreement, in the form attached hereto as Exhibit S (the "Advisory Agreement"), shall have been duly executed and delivered by the Company and shall be in full force and effect.

      9.9. Quincy Office Building Lease. The Quincy Office Building and related rights of ingress and egress shall have been transferred to Prince Agri in a manner and by documents in form and substance reasonably satisfactory to the Phibro Parties, and the Quincy Lease shall have been duly executed and delivered by Acquisition Company and shall be in full force and effect.

      9.10. Transition Services Agreement. The Transition Services Agreement shall have been duly executed and delivered by Acquisition Company and shall be in full force and effect.

      9.11. Storage Space License. The Storage Space License, in the form attached hereto as Exhibit T (the "Storage Space License"), shall have been duly executed and delivered by Acquisition Company and shall be in full force and effect.

      9.12. MnO Supply Agreement. The MnO Supply Agreement shall have been duly executed and delivered by Acquisition Company and shall be in full force and effect.

      9.13. Red Iron Oxide Supply Agreement. The Red Iron Oxide Supply Agreement shall have been duly executed and delivered by Acquisition Company and shall be in full force and effect.

      9.14. Bowmanstown Blending Services Agreement. The Bowmanstown Blending Services Agreement shall have been duly executed and delivered by Acquisition Company and shall be in full force and effect.

      9.15. [Intentionally Omitted]

      9.16.   Environmental   Indemnification   Agreement.   The   Environmental
Indemnification Agreement shall have been duly executed and delivered by Acquisition Company and shall be in full force and effect.

      9.17. Equipment Lease Agreement. The Equipment Lease Agreement shall have been duly executed and delivered by Acquisition Company and shall be in full force and effect.

      9.18. Minimum Working Capital Letter. The Minimum Working Capital Letter shall have been executed and delivered by the Palladium Parties.

      9.19. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

      9.20. Union Contract. Acquisition Company shall have entered into arrangements reasonably satisfactory to the Phibro Parties with respect to the union contract covering the union employees at Prince's facilities in Quincy, Illinois, and providing for Prince's release therefrom with respect to all periods from and after, and all obligations accruing on or after, the Closing.

      9.21. Charter Amendment. The Amendment to the Certificate of Incorporation of the Company, in the form attached hereto as Exhibit F, shall have been duly filed and accepted for filing with Secretary of State of New York.

      9.22. Solvency. The Phibro Parties shall have received a copy of a solvency opinion with respect to the solvency of the Company from Houlihan Lokey Howard & Zukin addressed to the Board of Directors of the Company, reasonably satisfactory in form and substance to the Phibro Parties, indicating compliance with the applicable solvency criteria under the federal bankruptcy code and state fraudulent conveyance/transfer laws as set forth in paragraph 2 of the Houlihan, Lokey, Howard and Zukin engagement letter and as modified with the consent of the Phibro Parties or their counsel, before and after giving effect to the Closing.

      10. CERTAIN COVENANTS.

      10.1. Confidential Information. Without intending to limit the provisions of the Confidentiality Agreement, any and all information disclosed by any of the Palladium Parties to any of the Phibro Parties or by any of the Phibro Parties to any of the Palladium Parties, as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to any of the Palladium Parties, on the one hand, or to any of the Phibro Parties, on the other hand, shall remain confidential to each of the Palladium Parties, on the one hand, and to the Phibro Parties, on the other hand, and their respective employees, trustees, and agents, until the Closing Date. If the Closing does not take place for any reason, each of the Phibro Parties and the Palladium Parties agrees not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Palladium Parties, on the one hand, or to the Phibro Parties, on the other hand. Notwithstanding anything herein to the contrary, any Party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure

      10.2. Non-Competition.

      (a) Each of the Phibro Parties acknowledges that the covenants and agreements in this Section 10.2 are a condition precedent to the Palladium Parties' obligations to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and that the Palladium Parties would not enter into the transactions contemplated by this Agreement and the other Transaction Documents but for the Phibro Parties' agreements with the Palladium Parties in this Section 10.2. Each of the Phibro Parties acknowledge that from and after the Closing Date, Acquisition Company will sell products to customers located in markets throughout the world and that engagement by the Phibro Parties in the Prince Designated Industry (as hereinafter defined) anywhere in North America other than for the benefit of Acquisition Company or any of its Subsidiaries, could cause Acquisition Company or any of its
Subsidiaries irreparable damage. For a period from the date hereof until the sixth anniversary of the Closing Date, the Phibro Parties shall not, without the prior written consent of Acquisition Company, (x) engage anywhere in North America, directly or indirectly, alone or as a shareholder (other than as a holder of less than 5% of the capital stock of any publicly-traded corporation), partner, officer, director, employee or consultant, in any business organization that is engaged or becomes engaged in the business of manufacturing, processing, selling or distributing iron or manganese compounds or lignin sulfate for purposes other than animal health, nutrition and feed or the provision of custom grinding services, except for sale of those current products of Prince Agri set forth on Schedule 10.2(a) to the existing customers of such product of Prince Agri set forth opposite such product on Schedule 10.2(a) (the "Prince Designated Industry"), otherwise than for the benefit of Acquisition Company or any of its Subsidiaries or as noted below, (y) divert to any competitor of Acquisition Company or any of its Subsidiaries in the Prince Designated Industry any customer in the Prince Designated Industry of Acquisition Company or such Subsidiary, or (z) solicit or encourage any officer, employee or consultant of Acquisition Company, any of its Subsidiaries, or any of their Affiliates to leave the employ of Acquisition Company, such Subsidiary, or such Affiliates for employment by or with any Phibro Party or any competitor of Acquisition Company, any of its Subsidiaries or any of their Affiliates, unless such person has been previously terminated by Acquisition Company, any of its Subsidiaries or any of their Affiliates. For the avoidance of doubt, the term "Prince Designated Industry" as used herein shall not include or cover the manufacturing, processing, selling or distributing of any products in the animal health, nutrition or feed industries. If at any time after the date hereof any customer of Prince Agri listed on Schedule 10.2(a) is merged or combined with or into, or is acquired by, another entity the Schedule shall automatically be amended to include the surviving or acquiring entity opposite the applicable products on the Schedule.

      (b) Each of the Palladium Parties acknowledges that the covenants and agreements in this Section 10.2 are a condition precedent to the Phibro Parties' obligations to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and that the Phibro Parties would not enter into the transactions contemplated by this Agreement and the other Transaction Documents but for Acquisition Company's agreements with the Phibro Parties in this Section 10.2. Acquisition Company acknowledges that the Phibro Parties sell products to customers located in markets throughout the world and that engagement by Acquisition Company in the Prince Agri Business (as hereinafter defined) anywhere in the world other than for the benefit of the Phibro Parties or any of their Subsidiaries, could cause the Phibro Parties or any of their Subsidiaries irreparable damage. For a period from the date hereof until the sixth anniversary of the Closing Date, Acquisition Company and, upon any assignment or transfer of the Prince Business, New Prince shall not, without the prior written consent of the Company, (x) engage anywhere in the world, directly or indirectly, alone or as a shareholder (other than as a holder of less than 5% of the capital stock of any publicly-traded corporation), partner, officer, director, employee or consultant, in any business organization that is engaged, or becomes engaged, in (i) the business of manufacturing, processing, selling or distributing products or services in or for any of the animal nutrition, health or feed industries or businesses or use of the "crown" logo or trademark in or for any of such industries or markets, except for sales of those current products or services of Prince set forth on Schedule 10.2(b)-A to the existing customers for such products or services of Prince set forth opposite such product or service on Schedule 10.2(b)-A or (ii) the development, production, manufacture or marketing of any of the products, compounds or ingredients described on (1) Schedule 10.2(b)-B or (2) on Schedule 10.2(b)-C to the existing customers of such product of Prince Agri set forth opposite such product on
Schedule 10.2(b)-C, or any upgrade, variation, strength, application or enhancement thereof or substitute therefor or compound with any thereof as an active ingredient (all of the foregoing in these clauses (i) and (ii), collectively, the "Prince Agri Business"), otherwise than for the benefit of the Phibro Parties or any of their respective Subsidiaries, (y) divert to any competitor of any of the Phibro Parties or any of their respective Subsidiaries in the Prince Agri Business any customer in the Prince Agri Business of any of the Phibro Parties or any of such Subsidiaries, or (z) solicit or encourage any officer, employee or consultant of any of the Phibro Parties, or any of their respective Subsidiaries, or any of their Affiliates, to leave the employ of any of the Phibro Parties, or any such Subsidiary, or any of such Affiliates, for employment by or with Acquisition Company or any competitor of any of the Phibro Parties, any of their respective Subsidiaries or any of their Affiliates, unless such person has been previously terminated by the Phibro Parties or any of their respective Subsidiaries or any of their Affiliates. If any time after the date hereof Acquisition Company acquires a company or business (a "Target Business"), whether by merger, acquisition of stock, acquisition of assets or otherwise, that is not primarily engaged in the Prince Agri Business at the time of such acquisition, but is engaged in certain activities within the Prince Agri Business at such time, nothing contained in this Section 10.2 shall prohibit or restrict Acquisition Company or such Target Business from continuing to engage in those activities within the Prince Agri Business. Anything to the contrary notwithstanding, if at any time after the date hereof any customer listed on
Schedule 10.2(b)-C is merged or combined with or into, or acquires or is acquired by another business or entity that at the time of such transaction also purchases a product or service set forth opposite such customer's name on the Schedule (but is not itself listed opposite such product or service on the Schedule), the Schedule shall be automatically amended to delete such customer's name opposite such product or service without any action on the part of the Parties. If at any time after the date hereof any customer of Prince listed on
Schedule 10.2(b)-A is merged or combined with or into, or is acquired by, another entity the Schedule shall automatically be amended to include the surviving or acquiring entity opposite the applicable products or services on the Schedule.

      (c) If at any time the provisions of this Section 10.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Parties agree that this Section 10.2 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Each of the Parties further acknowledges and agrees that, in the event of a breach or threatened breach by it or any of its Affiliates (if applicable) of its obligations under this Section 10.2, in the case of a breach or threatened breach of Section 10.2(a), Acquisition Company and its Affiliates, and in the case of the a breach or threatened breach of Section 10.2(b), the
Company and its Affiliates, will have no adequate remedy at law, and accordingly, shall be entitled to seek injunctive or other appropriate equitable remedies against such breach or threatened breach in addition to any other remedies which they or any of them may have. For purposes of this Section 10.2,
(A) the term "Phibro Parties" shall be deemed to include all Affiliates of each Phibro Party, (B) the acknowledgments made and covenants and obligations undertaken by each Phibro Party shall be deemed to be made by such Phibro Party on behalf of itself and its Affiliates, (C) the term "Acquisition Company" shall be deemed to include all Subsidiaries of Acquisition Company, and (D) the acknowledgments made and covenants and obligations undertaken by Acquisition Company shall be deemed to be made by Acquisition Company on behalf of itself and its Subsidiaries.

      10.3. Use of Name. Subject to the Trademark Agreement, Acquisition Company is purchasing the rights of Prince to the business names of Prince used in the Prince Business and therefore none of the Phibro Parties or their Affiliates (other than Prince Agri) shall be entitled to use the name "Prince" or any variation thereof as corporate and business names or titles anywhere in the world from and after the Closing. Prince shall, simultaneously with the Closing, undertake and promptly pursue all necessary action to change its business and corporate names to new names bearing no resemblance to any of its present names so as to permit the use of such name by Acquisition Company.

      10.4. Financial Statements. For the period beginning on the Closing Date and ending on the later of (a) the consummation of the Resale Transaction and
(b) January 1, 2009, the Palladium Parties shall provide to the Company (i) the unaudited internal quarterly financial statements of New Prince on a stand-alone basis within thirty (30) days after the end of each fiscal quarter during such period and (ii) the audited annual financial statements of New Prince on a stand-alone basis not later than the earlier to occur of (A) one hundred twenty (120) days after the end of each such fiscal year during such period and (B) three (3) business days after the date that such financial statements are provided to a lender that has provided financing to New Prince. In the event that the Total Consideration in connection with any Resale Transaction includes the possibility of Earn-Out Payments, promptly following any determination as to whether or not an Earn-Out Payment has been earned or accrued (each, an "Earn-Out Determination") the Investor Stockholders shall provide the Company with notice of such Earn-Out Determination. The foregoing obligation of the Investor Stockholders with respect to Earn-Out Determinations shall continue whether or not the Investor Stockholders have assigned or transferred their rights under Section 4.3 to a third party. Such financial statements and Earn-Out Determinations shall be subject to the confidentiality provisions of Section 10.6.

      10.5. Employee and Employee Benefit Plan Matters.

      (a) Employment of Employees. Acquisition Company shall offer employment, effective as of the Closing Date, to all of the employees of Prince on the Closing Date listed on Part 1 of Schedule 10.5(a) (and who are not on long-term disability, and if on short-term disability only upon a return to work), at wages substantially comparable to his or her then current wage or salary level. Those employees who accept such offers of employment and become employees of Acquisition Company shall be referred to herein as the "Transferred Employees." Acquisition Company agrees that, for a period of 60 days after the Closing Date it will not cause any of the Transferred Employees to suffer "employment loss" for purposes of the WARN Act, and related regulations, or any similar concept under any state or local statute, and the regulations related thereto (each a "State Act") if such employment loss, or similar concept, would create any WARN-related liability, or any State Act related liability, for any of the Phibro Parties, unless Acquisition Company delivers notices under the WARN Act and under each such State Act in such a manner and at such a time that the Phibro Parties bear no liability with respect thereto. All of the employees of Prince on the date hereof are listed on Schedule 10.5(a).

      (b) Employee  Benefit  Plans;  In General.  Except as  expressly  provided otherwise in this Section 10.5, the Phibro Parties shall have and retain exclusive liability and responsibility for providing any and all benefits due and payable to or in respect of participants and other beneficiaries under any Employee Benefit Plan in accordance with the terms of such Employee Benefit Plan, including but not limited to the provision of COBRA continuation medical coverage to the extent required by applicable law. As of the Closing Date or Benefits Closing Date, as applicable under Section 10.5(e) below, the Transferred Employees shall cease to be active participants in, or to accrue benefits or be credited service in any of the Employee Benefit Plans. Prior service of Transferred Employees recognized by Prince under the Employee Benefit Plans shall be recognized for the purposes of vesting and benefit eligibility (but not benefit accrual) under any retirement or other comparable benefit plans established by Acquisition Company.

      (c) Benefits of Represented Employees. As of and after the Closing Date, Acquisition Company shall assume responsibility for the provision of the benefits to Transferred Employees (but only the Transferred Employees) set forth in the union contract covering the employees at Prince's facilities in Quincy, Illinois (as the same may have been modified in accordance with Section 8.11 hereof) as well as dependents and beneficiaries thereof. Any benefits due under such contract in respect of individuals who are not Transferred Employees (and their dependents and beneficiaries), such as prior retirees, shall remain the responsibility of the Employee Benefit Plans and the Phibro Parties.

      (d) Retirement Plans. (i) Certain of Prince's salaried and union employees ("DB Participants") are participants in The Retirement Plan of the Company (the "Company's DB Plan") which has been and will remain sponsored by the Company for the benefit of eligible employees of the

Company and its Affiliates. All benefits accrued by DB Participants under the Company's DB Plan will remain the liability of Company's DB Plan after the Closing Date and no assets of the Company's DB Plan will be transferred in connection with this transaction. All accrued benefits of DB Participants under the Company's DB Plan shall be fully vested as of the Closing Date.

            (ii) Certain of Prince's salaried and union employees ("DC Participants") are participants in the Company's 401(k) Plan (the "Company's DC Plan") which has been and will remain sponsored by the Company for the benefit of eligible employees of the Company and its Affiliates. All account balances of DC Participants under the Company's DC Plan will remain the liability of Company's DC Plan after the Closing Date and no assets of the Company's DC Plan will be transferred in connection with this transaction. All account balances of DC Participants under the Company's DC Plan shall, as of the Closing Date, be fully vested. In any such case where distribution is available promptly following the Closing Date under the Company's DC Plan, Acquisition Company and the Phibro Parties shall reasonably cooperate to facilitate the direct rollover of distributions due the Transferred Employees (including outstanding loans), where elected by a Transferred Employee, to any defined contribution plan intended to qualify under Section 401(a) of the Code adopted by Acquisition Company, provided any such plan shall not be required to accept any distribution not in the form of cash or the distributee's promissory note.

      (e) Continuation of Certain Benefits Subsequent to Closing. The Phibro Parties and Acquisition Company agree that Prince Agri shall continue to operate the medical, dental, short-term disability plans, which are self-insured and administered by Principal Mutual Life Insurance Company ("Principal") and additional life insurance plans provided and administered by Principal and the pre-tax flexible spending account plan administered by Principal, as identified on Schedule 5.15 (the "Transition Plans"), for the benefit of the Transferred Employees, and their eligible dependents and beneficiaries, on substantially the same basis as in effect immediately prior to the Closing Date for such individuals, for the period commencing on the Closing Date and ending on February 29, 2004 or on such later date as Acquisition Company and the Company may agree (as finally determined, the "Benefits Closing Date"). Acquisition Company shall be fully responsible for all benefit claims and premiums incurred, and all related out-of-pocket administrative costs incurred in good faith by Acquisition Company and/or Prince Agri, in the ordinary course of the continued operation of the Transition Plans after the Closing and through the Benefits Closing Date in respect of such individuals (such amounts determined in accordance consistent with the past practices of Prince and Prince Agri, the "Benefits Transition Amounts"). Acquisition Company shall pay directly to Prince Agri the Benefits Transition Amounts invoiced by Prince Agri to Acquisition Company accompanied by reasonable written substantiation of the amounts thereof within fifteen (15) days after invoice.

      10.6. Post-Closing Access To Books and Records and Confidentiality. For a period of six (6) years after the Closing Date, Acquisition Company shall afford the Phibro Parties and their accountants, legal counsel and other representatives reasonable access to the books and records included in the Prince Assets (including access for purposes of reviewing and copying such records), during normal business hours of Acquisition Company and upon at least two business days prior written notice, to enable them to prepare financial statements or tax returns or deal with the tax audits. For a period of six (6) years after the Closing Date, the Phibro Parties shall maintain and afford Acquisition Company and its accountants, legal counsel and other representatives reasonable access to the books and records of the Phibro Parties that do not constitute Prince Assets but that relate to the Prince Assets or the Prince Business (including access for purposes of reviewing and copying such records), during normal business hours of the applicable Phibro Party and upon at least two business days prior written notice, for any reasonable business purpose specified in such notice. At all times following the Closing Date, each of the

Parties shall keep confidential and not divulge, disclose or use for its benefit or purposes any information provided to such Party under this Section 10.6, unless such information has become public knowledge other than a result of a breach by any Phibro Party of this provision.

      10.7. Collection of Receivables. From and after the Closing, Acquisition Company shall have the right and authority to collect for its own account all accounts receivable and other items that are included in the Prince Assets and to endorse with the name of Prince any checks or drafts received with respect to any such accounts receivable or other items. Each of the Phibro Parties agrees to deliver promptly to Acquisition Company all cash, checks or other property received directly or indirectly by such Phibro Parry with respect to such receivables and other items, including any amounts payable as interest.

      10.8. Tax Filings. The Phibro Parties shall promptly after the Closing prepare and file reports and returns required by law relating to the Prince Business, to and including the Closing Date.

      11. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

      "2003 Balance Sheet" has the meaning set forth in Section 5.6.

      "2003 Bonus Obligations" means any bonus or other similar payment obligation that Prince is obligated to make to any current or former employee, director, consultant, stockholder or other Person in respect of the fiscal year of Prince ended June 30, 2003.

      "Accounts Receivable" has the meaning set forth in Section 2.1(d).

      "Acquisition Company" has the meaning set forth in the preamble hereto.

      "Acquisition Company Notice" has the meaning set forth in Section 4.2(b).

      "Acquisition Company's Proposed Calculations" has the meaning set forth in
Section 4.2(b).

      "Adjustment Amount" has the meaning set forth in Section 4.3(b).

      "Adjustment Amount" has the meaning set forth in Section 4.3(b).

      "Adjustment Notice" has the meaning set forth in Section 4.3(b).

      "Advisory Agreement" has the meaning set forth in Section 9.8.

      "Affiliate" means, with respect to any specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and shall include (a) any Person who is a director or beneficial holder of at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) of such specified Person and Family Members of any such Person described in this clause
(a), (b) any Person of which such specified  Person or an Affiliate under clause
(a) above of such specified Person shall, directly or indirectly, either beneficially own at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, Family Members of such specified Person; provided, that none of the Palladium Parties shall be considered to be an Affiliate of any of the Phibro Parties.

      "Agreement" has the meaning set forth in the preamble hereto.

      "Asset Purchase Price" has the meaning as set forth in Section 2.7.

      "Assumption Agreement" has the meaning set forth in Section 3.2(e).

      "Assumed Obligations" has the meaning set forth in Section 2.4.

      "Backstop Adjustment" has the meaning set forth in Section 4.3(i).

      "Backstop Adjustment Period" means the period commencing on the Closing Date and ending on the earlier of (a) the consummation of the Resale Transaction and (b) January 1, 2009.

      "Backstop Claim" means any claim for indemnification made under Section 12.1(a) with respect to any breach of any covenant, obligation or undertaking of the Company set forth in Section 4.3.

      "Backstop Indemnification Amount" has the meaning set forth in Section 4.3(a).

      "Backstop Indemnification Threshold" has the meaning set forth in Section 4.3(a).

      "Backstop Notice" has the meaning set forth in Section 4.3(i).

      "Benefits Closing Date" has the meaning set forth in Section 10.5(e).

      "Bill of Sale and Assignment" has the meaning set forth in Section 3.2(d).

      "Bowmanstown  Blending  Services  Agreement"  has the meaning set forth in
Section 8.19.

      "Business Accounts" has the meaning set forth in Section 2.1(l).

      "Cash Component Excess" has the meaning set forth in Section 4.2(c).

      "CERCLA" has the meaning set forth in Section 5.11(a)(i).

      "Change of Control Obligations" means any bonus or other similar payment that Prince is obligated to make to any current or former employee, director, consultant, stockholder or other Person as a result of the acquisition by Acquisition Company of the Prince Assets as contemplated by this Agreement.

      "Claim" has the meaning set forth in Section 12.3(a).

      "Closing" has the meaning set forth in Section 3.1.

      "Closing  Calculation  Certificate"  has the  meaning set forth in Section
8.25.

      "Closing Date" has the meaning set forth in Section 3.1.

      "Closing Date Net Working Capital" has the meaning set forth in Section 4.2(b).

      "Closing Fee" has the meaning set forth in Section 3.2(j).

      "Code" has the meaning set forth in Section 2.7.

      "Collection Period" has the meaning set forth in Section 2.8.

      "Collections" has the meaning set forth in Section 2.8.

      "Collections Payments" has the meaning set forth in Section 2.8.

      "Combination Transaction" means the combination of New Prince with the business or assets of another entity (whether by merger, stock or asset acquisition or disposition or otherwise).

      "Company" has the meaning set forth in the preamble hereto.

      "Company's Backstop Notice" has the meaning set forth in Section 4.3(i).

      "Company's DB Plan" has the meaning set forth in Section 10.5(d).

      "Company's Notice" has the meaning set forth in Section 4.2(b).

      "Company's Proposed Calculations" has the meaning set forth in Section 4.2(b).

      "Confidentiality Agreement" means the Confidentiality Agreement, dated September 25, 2003, among the Company and the Investor Stockholders.

      "Confirmation and Release" has the meaning set forth in Section 8.31.

      "Consent Agreement" means the Consent Agreement, dated October 15, 2003, by and among the Phibro Parties and the Investor Stockholders.

      "Consent Solicitation" means the consent solicitation relating to the Existing Notes described in the Consent Solicitation Statement dated September 24, 2003.

      "Consent Solicitation Statement" has the meaning set forth in the Consent Agreement.

      "Contract Year" means the one (1) year period beginning on the Closing Date and each one (1) period beginning on each anniversary of the Closing Date.

      "Credit Facility Financing" has the meaning set forth in the Consent Agreement.

      "Crown   Trademark"  means  the  Prince  "Crown"   trademark   (U.S.P.T.O.
Registration No. 1,902,265).

      "DB Participant" has the meaning set forth in Section 10.5(d).

      "Deductible Amount" has the meaning set forth in Section 12.5(a).

      "Earn-Out Determination" has the meaning set forth in Section 10.4.

      "Earn-Out Payment" has the meaning set forth in Section 4.3(b)(vii).

      "Earn-Out Period" has the meaning set forth in Section 4.3(b).

      "Employee Agreements" has the meaning set forth in Section 2.1(g).

      "Employee Benefit Plan" has the meaning set forth in Section 5.15(a).

      "Environmental Claims" has the meaning set forth in Section 12.5(e).

      "Environmental  Indemnification  Agreement"  has the  meaning set forth in
Section 8.21.

      "Environmental Laws" has the meaning set forth in Section 5.11(a)(i).

      "EPA" has the meaning set forth in Section 5.11(a)(ii).

      "Equipment" has the meaning set forth in Section 2.1(b).

      "Equipment Lease Agreement" means the Reimbursement Agreement, in the form attached hereto as Exhibit U.

      "ERISA" has the meaning set forth in Section 5.15(c).

      "Erroneous Backstop Party" has the meaning set forth in Section 4.3(i).

      "Erroneous Party" has the meaning set forth in Section 4.2(b).

      "Escrow Agent" has the meaning set forth in Section 8.13.

      "Escrow Agreement" has the meaning set forth in Section 8.13.

      "Estimated Net Working Capital" has the meaning set forth in Section 4.1.

      "Estimated  Net Working  Capital  Agreement"  has the meaning set forth in
Section 4.1.

      "Exchange Stock" has the meaning as set forth in the preamble hereto.

      "Excluded Asset" has the meaning set forth in Section 2.2.

      "Excluded Liabilities" has the meaning set forth in Section 2.5.

      "Excluded Real Property" has the meaning set forth in Section 5.10(c).

      "Existing Notes" means the Company's 9 ?% Senior Subordinated Notes due 2008.

      "Expense Reimbursement Agreement" means the letter agreement, dated September 23, 2003, between the Parties.

      "Family Member" means, as to any individual, any parent, spouse, child, spouse of a child, brother or sister of such individual, and each trust created for the benefit of one or more of such Persons.

      "Final Adjustment" has the meaning set forth in Section 4.2(b).

      "Final Closing Statement" has the meaning set forth in Section 4.2(a).

      "Financial Statements" has the meaning set forth in Section 5.6.

      "Fraud Claims" means any claims arising out of or based upon fraud by any of the Phibro Parties.

      "General Limit" has the meaning set forth in Section 12.5(b).

      "Hazardous Substances" has the meaning set forth in Section 5.11(a)(ii).

      "Indebtedness" means, as applied to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, (g) any liability in respect of interest, fees or other charges in respect of any indebtedness referred to in clauses (a) - (f) above, and (h) all indebtedness referred to in clauses (a) - (g) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (continently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

      "Indemnified Party" has the meaning set forth in Section 12.3(a).

      "Indemnifying Parties" has the meaning set forth in Section 12.3(a).

      "Independent Accounting Firm" has the meaning set forth in Section 4.2(b).

      "Initial Adjustment Payment" has the meaning set forth in Section 4.1.

      "Initial Settlement Proposal Losses" has the meaning set forth in Section 12.3(b)(iv).

      "Intangibles" has the meaning set forth in Section 2.1(j).

      "Intellectual Property" means all patents, patent applications, trademarks (whether registered or unregistered), trade names, copyrights, know-how, trade secrets, customer lists, software, technical information or processes.

      "Intercompany Settlement Amount" means the cash payment to Prince in the amount of $3,958,400 to be made by the Phibro Parties to Prince at or prior to Closing in full satisfaction of all intercompany indebtedness owed to Prince.

      "Interim Balance Sheet" has the meaning set forth in Section 5.6.

      "Inventories" has the meaning set forth in Section 2.1(f).

      "Investor Stockholders" has the meaning set forth in the preamble.

      "IRS" means the United States Internal Revenue Service.

      "Kentucky Street Deed" has the meaning set forth in Section 3.2(k).

      "Kentucky Street Real Property" means the real property known as 630 Kentucky Street in Quincy, Illinois.

      "Leased Real Property" has the meaning set forth in Section 5.10(c).

      "Lien" means any security interest, mortgage, pledge, lien, charge, equitable interest, community property interest, claim, right of first refusal, or restrictions of any kind, including, but not limited to, any restriction on the use, voting, receipt of income or other exercise of any attributes of ownership.

      "Losses" has the meaning set forth in Section 12.1.

      "Material Adverse Effect" means a material adverse effect on the assets, business, operations, prospects or financial condition of Prince.

      "Material Prince Competitor" means, at any time of determination, any business engaged in one or more lines of business conducted by New Prince at such time, provided that such line or lines of business conducted by New Prince constitute in the aggregate more than 10% of the total revenues of New Prince during the immediately preceding fiscal year.

      "Materiality Qualifiers" means the phrases "material", "in all material respects", "material to Prince" or similar qualifiers based on the concept of materiality.

      "Maximum Amount" has the meaning set forth in Section 12.5(c).

      "Maximum Amount Limited Claims" has the meaning set forth in Section 12.5(b).

      "Minimum Claim Amounts" has the meaning set forth in Section 12.5(a).

      "Minimum Working Capital" has the meaning set forth in Section 4.1.

      "Minimum Working Capital Letter" has the meaning set forth in Section 4.1.

      "MnO Supply Agreement" has the meaning set forth in Section 8.17.

      "Net Present Value" means, with respect to any future payments or installments arising in connection with any Resale Transaction, the net present value of such payments or installments calculated as of the date of consummation of such Resale Transaction applying a discount rate equal to the prevailing prime rate (as published in the in The Wall Street Journal (Eastern Edition) on such date under "Money Rates" (or in the event that such rate is not so published, in such other nationally recognized publication as the Investor Stockholders may specify to the Company).

      "Net Working Capital" means, as at any date, (i) the current assets of Prince included in the Prince Assets as of such date, minus (ii) the current liabilities of Prince included in the Assumed Obligations and, without duplication, the aggregate amount of outstanding and unpaid checks issued by Prince relating to Assumed Obligations as of such date, all calculated in accordance with generally accepted accounting principles applied on a consistent basis and consistent with the Prince GAAP

Principles. Anything to the contrary notwithstanding, the calculation of Net Working Capital shall not include the Intercompany Settlement Amount, any Excluded Assets or any Excluded Liabilities.

      "Net Working Capital Excess" has the meaning set forth in Section 4.2(c).

      "New Employment Agreements" has the meaning set forth in Section 8.22.

      "New Prince" has the meaning set forth in Section 4.3(a).

      "Non-Deductible Claims" has the meaning set forth in Section 12.5(a).

      "Note Offering" has the meaning set forth in the Consent Agreement.

      "NYBCL" means the New York Business Corporation Law.

      "Offering Circular" has the meaning set forth in the Consent Agreement.

      "Other Contracts" shall have the meaning set forth in Section 2.1(h).

      "Other Transferred Assets" means the Crown Trademark and the Prince Agri Transferred Assets.

      "Palladium Affiliated Entity" means any Palladium Controlled Entity and any entity that is an Affiliate of any Investor Stockholder or group of Investor Stockholders or any private equity fund managed or controlled by any entity that also manages or controls or is an Affiliate of any entity that manages or controls any Investor Stockholder. For purposes of this definition, (a) the term "Affiliate" shall not include any limited partner (or the equivalent) of any Investor Stockholder or of any other private equity fund that is included in the definition of Palladium Affiliated Entity (or any Affiliate of any such limited partner (or the equivalent)) and (b) the term "control" shall mean, with respect to any entity, the ownership directly or indirectly of 50% or more of the ordinary voting power represented by the issued and outstanding voting capital stock or voting equity interests of such entity or the right to elect or appoint a majority of the seats or positions on the board of directors or similar governing body of such entity or the right to direct the day-to-day management policies of such entity by contract.

      "Palladium Controlled Entity" means any entity controlled by any Investor Stockholder or any group of Investor Stockholders. For purposes of this definition, the term "control" shall mean, with respect to any entity, the ownership directly or indirectly of 50% or more of the ordinary voting power represented by the issued and outstanding voting capital stock or voting equity interests of such entity or the right to elect or appoint a majority of the seats or positions on the board of directors or similar governing body of such entity.

      "Palladium Parties" has the meaning set forth in the preamble.

      "Palladium Payees" has the meaning set forth in Section 4.3(b).

      "Party" has the meaning set forth in the preamble.

      "Parties" has the meaning set forth in the preamble.

      "PBGC" has the meaning set forth in Section 5.15(d)(ii).

      "PEI  II" has the  meaning  set  forth in the  preamble.

      "PEP II" has the meaning set forth in the preamble.

      "PEP II-A" has the meaning set forth in the preamble.

      "Percentage" has the meaning set forth in Section 1.1.

      "Permits" has the meaning set forth in Section 5.9(c).

      "Permitted Liens" means: (i) Liens arising from filing Uniform Commercial Code financing statements regarding operating leases; (ii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (iii) Liens to secure obligations arising from or regulatory requirements of Prince, including the performance of statutory obligations, surety or appeal bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business; (iv) Liens for taxes, assessments or governmental charges or claims that are not yet due and payable or that are being contested in good faith by appropriate proceedings;
(v) judgment Liens, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (vi) easements, rights-of-way, title irregularities and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Prince; (vii) Liens upon specific items of inventory or other goods and proceeds of Prince's securing Prince's obligation in respect of bankers' acceptances issued or created for the account of Prince to facilitate the purchase, shipment or storage of such inventory or other goods; (viii) Liens disclosed on any title insurance commitment and updates thereto delivered to Acquisition Company prior to the Closing with respect to any of the Real Property; (ix) in respect of any registered trademark, the restrictions set forth in the registrations thereof; and (x) Liens disclosed on
Schedule 11 hereto.

      "Person" means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

      "Personal Property Leases" has the meaning set forth in Section 2.1(e).

      "Phibro Parties" has the meaning set forth in the preamble.

      "Phibro Transaction Costs" means any and all costs and expenses incurred by the Phibro Parties or any of their Affiliates (including, without limitation, fees and expenses of accountants, attorneys, investment bankers, and other consultants and any reimbursement obligations in respect of costs and expenses of the Palladium Parties) arising out of the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

      "Prince" has the meaning set forth in the preamble.

      "Prince Agri" has the meaning set forth in Section 9.7.

      "Prince Agri Bill of Sale" has the meaning set forth in Section 3.2(n).

      "Prince Agri Transferred Assets" means, collectively, the Kentucky Street Real Property, the Prince Agri Bowmanstown Transferred Assets and the Prince Agri Kentucky Street Transferred Assets.

      "Prince Agri Bowmanstown  Transferred Assets" has the meaning set forth in
Section 3.2(n).

      "Prince Agri Kentucky Street Transferred Assets" has the meaning set forth in Section 3.2(n).

      "Prince Assets" has the meaning set forth in Section 2.1.

      "Prince Balance Sheets" has the meaning set forth in Section 5.6.

      "Prince Business" has the meaning as set forth in the preamble.

      "Prince GAAP Principles" has the meaning set forth in Section 4.2(a).

      "Prince Material Adverse Change" means, since June 30, 2003, a material adverse change in the assets, business, operations, prospects or condition (financial or otherwise) of Prince.

      "Prince Stockholder" has the meaning set forth in the preamble.

      "Principal" has the meaning set forth in Section 10.5(e).

      "Purchase Stock" has the meaning as set forth in the preamble hereto.

      "Quincy Lease" has the meaning set forth in Section 8.14.

      "RCRA" has the meaning set forth in Section 5.11(a)(i).

      "Real Estate Option" has the meaning set forth in Section 8.15.

      "Real Property" has the meaning set forth in Section 2.1(a).

      "Real Property Deeds" has the meaning set forth in Section 3.2(d).

      "Red Iron Oxide  Supply  Agreement"  has the  meaning set forth in Section
8.18.

      "Remaining Disputed Items" has the meaning set forth in Section 4.2(b).

      "Reorganization" means, with respect to any Person, any voluntary or involuntary dissolution, winding-up, total or partial liquidation or bankruptcy, insolvency, reorganization, receivership or other statutory or common law proceeding or arrangement involving such Person or any of its assets or the readjustment of the liabilities of such Person or any assignment for the benefit of creditors or any marshalling of the assets or liabilities of such Person.

      "Resale Transaction" has the meaning set forth in Section 4.3(a).

      "SARA" has the meaning set forth in Section 5.11(a)(i).

      "Seller's Accountant" has the meaning set forth in Section 4.2(a).

      "Series B Preferred Stock" has the meaning set forth in the preamble.

      "Series C Preferred Stock" has the meaning set forth in the preamble.

      "Solomon Grind Non-Compete Agreement" means the Agreement for the Purchase and Sale of Covenant Not to Compete, dated August 7, 2000, between Prince and Solomon Grin Chem Service, Inc. ("Solomon") and certain Solomon affiliates.

      "Solvent" means when used with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not "insolvent", as such quoted term is defined in the NYBCL. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

      "Specified Person" means any of the following individuals: Jack C. Bendheim, Gerald K. Carlson, Marvin S. Sussman, Richard G. Johnson, Joseph M. Katzenstein, Dani Bendheim, David C. Storbeck, Steven L. Cohen, Gary Enroth, Dwight Glover, Tom Newkirk, Brenda Siebers, Jon Attridge, Darryl Mayton, Alan Petefish and Tom Henderson.

      "Specified Phibro Person" means any of the following individuals: Jack C. Bendheim, Gerald K. Carlson, Marvin S. Sussman, Richard G. Johnson, Joseph M. Katzenstein, Dani Bendheim, David C. Storbeck, Steven L. Cohen, Gary Enroth and Dwight Glover.

      "Stock Purchase Price" has the meaning as set forth in the preamble.

      "Stockholder  Agreement  Amendment"  has the  meaning set forth in Section
9.5.

      "Storage Space License" has the meaning set forth in Section 9.11.

      "Subsidiary" means, with respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

      "Tax" means any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, duty, fee, assessment or other governmental charge (including all interest and penalties thereon and additions thereto).

      "Third Party Claim" has the meaning set forth in Section 12.3(b).

      "Total Consideration" has the meaning set forth in Section 4.3(b).

      "Trademark Agreement" has the meaning set forth in Section 9.7.

      "Transaction Documents" means, collectively, this Agreement, the Advisory Agreement, the Assumption Agreement, the Bill of Sale and Assignment, the Bowmanstown Blending Services Agreement, the Confirmation and Release, the Environmental Indemnification Agreement, the Equipment Lease Agreement, the Escrow Agreement, the Estimated Net Working Capital Agreement, the Quincy Lease, the Stockholder Agreement Amendment, the MnO Supply Agreement, the Minimum Working Capital Letter, the Real Estate Option, the Red Iron Oxide Supply Agreement, the Prince Agri Bill of Sale, the Storage Space License, the Trademark Agreement, the Transition Services Agreement and the Real Property Deeds.

      "Transferred Employees" has the meaning set forth in Section 10.5(a).

      "Transition Plans" has the meaning set forth in Section 10.5(e).

      "Transition Services Agreement" has the meaning set forth in Section 8.16.

      12. INDEMNIFICATION.

      12.1. Indemnity By The Phibro Parties. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 12.5, each of the Phibro Parties, jointly and severally, agrees to indemnify and hold the Palladium Parties (and their respective directors, officers, representatives, employees and Affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and disbursements of counsel (collectively, the "Losses"), arising out of any of the following:

      (a) any failure or any breach by any Phibro Party of any representation or warranty, covenant, obligation or undertaking made by any or all of the Phibro Parties in this Agreement, any Schedule hereto, any certificate delivered pursuant hereto on the Closing Date (including, without limitation, the Closing Calculation Certificate) or the Minimum Working Capital Letter; provided that this clause (a) shall not apply to any breach by the Company of any representation or warranty set forth in Section 5.11;

      (b) any claim or liability arising under the bulk sales or similar laws of any jurisdiction in connection with transactions contemplated by this Agreement (in view of such indemnification obligation the Palladium Parties hereby waive the Phibro Parties' compliance with any such bulk sales laws as a condition to the Closing hereunder);

      (c) the Excluded Liabilities, except to the extent otherwise provided in the Environmental Indemnification Agreement; or

      (d) any liability of Prince with respect to any of the items  disclosed on
Schedule 12.1(d).

      12.2. Indemnity By The Palladium Parties.

      (a)  Subject  to  the  overall  limitations,   minimum  amounts  and  time
limitations set forth in Section 12.5 below, Acquisition Company agrees to indemnify and hold the Phibro Parties harmless from and with respect to any and all Losses arising out of (i) any failure or breach by Acquisition Company of any representation or warranty, covenant, obligation or undertaking made by Acquisition Company in this Agreement or in any certificate delivered pursuant hereto on the Closing Date or (ii) any Assumed Obligations.

      (b)  Subject  to  the  overall  limitations,   minimum  amounts  and  time
limitations set forth in Section 12.5 below, each Investor Stockholder, severally and not jointly, agrees to indemnify and hold the Phibro Parties harmless from and with respect to any and all Losses arising out of any failure or breach by such Investor Stockholder of any representation or warranty, covenant, obligation or undertaking made by such Investor Stockholder in this Agreement.

      12.3. Claims.

      (a) Notice. Any Phibro Party or Palladium Party seeking indemnification hereunder (the "Indemnified Party", which term shall include all Indemnified Parties if there are more than one) shall promptly notify the other Party (the "Indemnifying Party", which term shall include all Indemnifying Parties if there are more than one) of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Parties of their obligations under this Section 12 except to the extent, if at all, that such Indemnifying Parties shall have been prejudiced thereby.

      (b) Third Party Claims. If any Claim relates to any action, suit, proceeding or demand instituted against an Indemnified Party by a third party (a "Third Party Claim"), the following provisions shall apply:

            (i) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of such Party's choice reasonably satisfactory to the Indemnified Party at any time within 30 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim in a commercially reasonable manner thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

            (ii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 12.3(b)(i) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) subject to Section 12.3(b)(iv) below, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

            (iii) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 12.3(b)(i) above, the Indemnified Party may defend against the Third Party Claim in any manner such Party reasonably may deem appropriate, provided the Indemnifying Party may participate in such action at its own expense.

            (iv) Anything to the contrary notwithstanding, the Indemnified Party shall have the right to settle or compromise, or cause the Indemnifying Party to settle or compromise, any Third Party Claim for which indemnification is sought by the Indemnified Party from the Indemnifying Party hereunder; provided, however, that (i) unless the prior written consent of the Indemnifying Party to such settlement or compromise is first obtained by the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party with respect to any amounts paid or payable by the Indemnified Party pursuant to such settlement or compromise, (ii) if the Indemnifying Party does consent to such settlement or compromise, the Indemnifying Party's liability to the Indemnified Party in respect thereof shall, subject to the limitations contained in Section 12.5, be the full amount paid or payable by the Indemnified Party pursuant to such settlement or compromise and the Indemnified Party will, as a condition to such settlement or compromise, obtain the release and discharge of each of the Indemnifying Parties from any and all liability to the claimant, and (iii) if the Indemnifying Party refuses to consent to such settlement or compromise and, as a result thereof, the Indemnified Party elects not to effect such settlement or compromise, and, thereafter, judgment adverse to the Indemnified Party is entered in respect of such Third Party Claim or such Third Party Claim is settled or compromised after the date of such refusal in accordance with this Section 12.3, the Indemnifying Party shall, subject to the limitations contained in Section
      12.5 with respect to the Losses such Indemnified Party would have incurred if the Indemnifying Party had given its prior written consent to such rejected settlement or compromise (the "Initial Settlement Proposal Losses"), be liable to the Indemnified Party in respect thereof for the full amount of Losses incurred by the Indemnified Party in respect of such Third Party Claim, including without limitation, the amount of such Losses that are in excess of the Initial Settlement Proposal Losses, and such excess Losses shall not be subject to the limitations set forth in Section
      12.5 and shall not count towards the General Limit and the Maximum Amount.

      12.4. Method and Manner of Paying Claims. In the event of any Claims under this Section 12, the Indemnified Party shall advise the Indemnifying Parties in writing of the amount and circumstances surrounding such Claim. With respect to liquidated claims, if within thirty (30) days the Indemnifying Parties have not contested such claim in writing, the Indemnifying Parties will pay the full amount thereof within ten days after the expiration of such period. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by Citibank, N.A., as its "Base Rate" plus two percent (2%) from the date thirty (30) days after written notice thereof is given by the Indemnified Party to the Indemnifying Party pursuant hereto.

      12.5. Limitations On Indemnification.

      (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder except to the extent that (i) the aggregate amount of Losses with respect to any claim or series of related claims for which an Indemnified Party is otherwise entitled to indemnification pursuant to this Section 12 exceeds $12,500 (excluding costs of investigation and legal fees) (the "Minimum Claim Amount") (it being understood that no Indemnifying Party shall be liable for any Losses with respect to any claim or series of related claims in the event that such Losses are less than the Minimum Claim Amount), and (ii) the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 12 and the Environmental Indemnification Agreement exceeds $210,000 (the "Deductible Amount") (it being understood and agreed that (A) any claims or series of related claims for Losses of less than the Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount and (B) the Deductible Amount is intended as a deductible, and except as set forth in this Section 12.5, no Indemnifying Party shall be liable for any Losses less than the Deductible Amount for which the Indemnified Party is otherwise entitled to indemnification), whereupon the Indemnified Party shall be entitled to be paid the excess of the aggregate amount of all such Losses over $210,000, subject to the limitations on maximum amount of recovery set forth in this Section 12.5; provided that Losses arising out of (u) any claims for indemnification made under Section 12.1(a) with respect to any inaccuracies in any representation or warranty in the Closing Calculation Certificate delivered pursuant to Section 8.25, (v) any claims for indemnification made under Section 12.1(a) with respect to any breach of any covenant, obligation or undertaking of any of the Phibro Parties in this Agreement (including, without limitation, Backstop Claims), (w) any claims for indemnification made under Sections 12.1(b), 12.1(c) 12.1(d) or 12.2(a)(ii), (x) any claims for indemnification made under Section 12.2(a)(i) with respect to any breach of any covenant, obligation or undertaking of Acquisition Company in this Agreement, (y) any claims for indemnification made under Section 12.2(b) with respect to any breach of any covenant, obligation or undertaking of any Investor Stockholder in this Agreement or (z) any Fraud Claim (collectively, all such Losses referred to in this proviso being referred to herein as "Non-Deductible Claims"), shall, subject to the provisions of 12.5(c), be indemnified in their entirety by the Indemnifying Party and shall not be subject to the limitations set forth in this Section 12.5(a). The Non-Deductible Claims will not count towards or reduce the Deductible Amount.

      (b) The aggregate Losses payable by the Phibro Parties pursuant to Section
12.1 above with respect to all Claims (other than (i) the Non-Deductible Claims,
(ii) Losses arising out of any claims for indemnification made under Section 12.1(a) with respect to any inaccuracies in any representation or warranty made by the Phibro Parties in Sections 5.10(a), 5.15, 5.23, 5.27, 5.28 or 5.29 and
(iii) Fraud Claims (collectively "Maximum Amount Limited Claims")) (collectively, the "General Claims") shall not exceed an amount (such amount, the "General Limit") equal to $5,000,000, less any amount previously paid by the Phibro Parties pursuant to this Section 12 or pursuant to the Environmental Indemnification Agreement (excluding, in any case, any amounts paid in respect of Fraud Claims).

      (c) The aggregate Losses payable by the Phibro Parties to the Palladium Parties in respect of Maximum Amount Limited Claims (other than Backstop Claims) shall not exceed an amount (such amount, the "Maximum Amount") equal to $15,000,000 less amounts previously paid by the Phibro Parties pursuant to this
Section 12 or pursuant to the Environmental Indemnification Agreement.

      (d) No Indemnifying  Party shall be liable for any Losses pursuant to this
Section 12 unless a written claim for indemnification in accordance with Section
12.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto within twenty-four (24) months after the Closing, except that this time limitation shall not apply to any Losses of any Palladium Party arising out of any claims relating to the Maximum Amount Limited Claims (including, without limitation, Backstop Claims), as to which in each case the applicable statute of limitations shall apply.

      (e) Each of the Phibro Parties and the Palladium Parties acknowledges and agrees that, except for equitable relief, including specific performance, its sole and exclusive remedy with respect to the subject matter of any and all claims relating to this Agreement shall be pursuant to the indemnification provisions of this Section 12, other than with respect to Environmental Claims. The sole and exclusive remedy of either of the Phibro Parties or the Palladium Parties, as applicable, with respect to any matter arising under or relating to Environmental Laws (including, without limitation, any claims for indemnification with respect to any inaccuracy in any representation or warranty made by the Company in Section 5.11) (collectively, "Environmental Claims") shall be as set forth in the Environmental Indemnification Agreement. Except as set forth in Sections 12.5(a), 12.5(b), 12.5(c) and 12.5(g) and except as set forth in the Environmental Indemnification Agreement, the provisions of this
Section 12 shall not be applicable to or affected by any Environmental Claims.

      (f) The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from third parties (including amounts actually recovered under insurance policies) with respect to such Losses. The Indemnified Party agrees to use all reasonable efforts to obtain payment under any applicable policies of insurance available to the Indemnified Party for Losses with respect to which the Indemnified Party is seeking indemnification pursuant to this Section 12. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party as against any relevant insurance company upon payment in full of the amount of the relevant indemnifiable loss. If any Indemnified Party recovers an amount from a third party in respect of any Losses for which indemnification is provided in this Agreement after the full amount of such Losses has been paid by the Indemnifying Party or after the Indemnifying Party has made a partial payment of such Losses and the amount received from the third party exceeds the remaining unpaid balance of such Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party the amount equal to (i) the sum of (A) the amount theretofore paid by the Indemnifying Party in respect of such Losses plus (B) the amount received from the third party in respect thereof, minus (ii) the full amount of such Losses.

      (g) The Phibro Parties and the Palladium Parties agree that with respect to any representation, warranty or covenant referred to in Section 12.1(a) or
12.2 or in the Environmental Indemnification Agreement, if such representation, warranty or covenant contains a materiality qualification (e.g., "material," "materially," "material to the Prince Business," "in all material respects," or similar qualifiers), such materiality qualification shall be disregarded for purposes of determining a breach of such representation, warranty or covenant for purposes of this Section 12.

      (h) Notwithstanding anything to the contrary contained herein, the Phibro Parties shall be liable for any and all Losses arising out of any Backstop Claims and any such Losses will not count towards or be subject to the General Limit or the Maximum Amount.

      (i) The Palladium Parties agree to cooperate with the Phibro Parties to assert any contractual right, rights to insurance benefits and any other forms of mitigation of Losses reasonably requested by the Phibro Parties.

      (j) Anything to the contrary notwithstanding:

            (i) The Phibro Parties shall not have any liability with regard to any matter covered by this Section 12, to the extent any liability or obligation in respect of any such matter(s) does not exceed the amount of the reserves or accruals relating thereto reflected in the Final Closing Statement.

            (ii) The Phibro Parties shall not have any liability under this Agreement for Losses or under the Environmental Indemnification Agreement for "Damages" based on (A) the diminution in enterprise value of the Prince Business, (B) any multiple of earnings, profits or financial condition or performance (including, without limitation, EBIT or similar financial performance criteria), or (C) the good will of the Prince Business; provided, that this clause (ii) shall not limit any liability for Losses arising from lost profits or other measures of damages that would be recoverable as an independent measure of damages.

            (iii) The Phibro Parties shall not have any liability under this AGREEMENT OR UNDER THE ENVIRONMENTAL INDEMNIFICATION AGREEMENT for indirect, punitive, incidental, special or consequential damages, including damages for lost opportunity costs incurred by any Indemnified Party (other than Acquisition Company or any successor thereto, WHICH IN ANY CASE MAY BE RECOVERABLE BY SUCH INDEMNIFIED PARTIES TO THE EXTENT PERMITTED BY APPLICABLE LAW) whether or not such INDEMNIFIED PARTY has been advised of the possibility of such damages. The foregoing limitation on liability in this clause (iii) shall not apply to any Losses arising out of Fraud Claims or out of any inaccuracies in any representation or warranty made by any of the Phibro Parties in any of Sections 5.1, 5.2,
      5.4 or 5.8 (to the extent successfully challenging the validity of any of the Transaction Documents or any of the transactions contemplated hereby or thereby) of this Agreement.

            (iv) NO PARTY HERETO MAKES ANY, AND EACH PARTY HERETO HEREBY DISCLAIMS ALL, REPRESENTATIONS AND/OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ACQUISITION COMPANY ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PRINCE ASSETS "AS IS, WHERE IS" AND THE PHIBRO PARTIES MAKE NO
      REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUALITY, CONDITION, STATE OF REPAIR, ADEQUACY OR SUFFICIENCY THEREOF.

      13. TERMINATION. If, the Palladium Parties, or the Phibro Parties, as the case may be, are unable to consummate the transactions contemplated hereby in accordance with the terms set forth herein (including, without limitation, as a result of the occurrence of a Prince Material Adverse Change) on or prior to December 31, 2003, provided that such inability to consummate such transactions does not arise primarily from the failure of the Palladium Parties or the Phibro Parties, as the case may be, to comply with any of their obligations under this Agreement or the other Transaction Documents, the Palladium Parties or the Phibro Parties, as the case may be, may by written notice to the others elect to terminate this Agreement and the obligations of the Palladium Parties or the Phibro Parties, as the case may be, to consummate the transactions contemplated hereby.

      14. GENERAL.

      14.1. Survival of Representations and Warranties. The representations and warranties of the Parties hereto contained in this Agreement or the other Transaction Documents (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Palladium Parties, shall be deemed to have been relied on by the Palladium Parties and shall survive the Closing and the consummation of the transactions contemplated hereby. Each representation and warranty made by any of the Phibro Parties or the Palladium Parties in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 12.5 hereof, except that any such representation or warranty that has been made the subject of a written Claim received by the Indemnifying Party with respect thereto prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Section 12.

      14.2. Consents To Jurisdiction; Service of Process.

      (a) The Phibro Parties hereby irrevocably submit to the jurisdiction of any state or federal court sitting in New York, New York over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and the Phibro Parties hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such state or federal court. The Phibro Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Nothing in this Section 14.2 shall affect the right of the Palladium Parties to serve legal process in any other manner permitted by law or affect the right of the Palladium Parties to bring any action or proceeding against any of the Phibro Parties or their properties in the courts of any other jurisdiction.

      14.3. Expenses; Transaction Taxes. The Company hereby acknowledges and confirms its obligations to pay or reimburse the Palladium Parties for their reasonable out-of-pocket costs and expenses in accordance with the terms of the Expense Reimbursement Agreement. The Expense Reimbursement Agreement shall terminate on the Closing Date immediately upon the Closing. The Company agrees to pay or reimburse all expenses of the Palladium Parties set forth on Schedule
14.3 on or prior to the dates indicated for those expenses on Schedule 14.3. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement shall be borne by the Phibro Parties and shall be paid by the Phibro Parties in a timely manner, regardless of the Party on whom such Taxes are imposed by law. This Section 14.3 shall survive any termination of this Agreement.

      14.4. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

      If to any of the Phibro Parties, to:

      c/o Phibro Animal Health Corporation
      One Parker Plaza
      Fort Lee, New Jersey 07024
      Attention: General Counsel
      Fax:  (201) 944-9537

      with a copy sent contemporaneously to:

      Golenbock, Eiseman, Assor, Bell & Peskoe LLP
      437 Madison Avenue
      New York, New York  10022
      Attention:  Lawrence M. Bell, Esq.
      Fax:  (212) 754-0330

      If to any of the Palladium Parties:

      c/o Palladium Equity Partners, LLC
      Rockefeller Center
      1270 Avenue of the Americas, Suite 2200
      New York, New York 10020
      Attention:  Marcos A. Rodriguez
      Fax:  (212) 218-5155

      with a copy sent contemporaneously to:

      Bingham McCutchen LLP
      399 Park Avenue
      New York, New York 10022
      Attention: Neil W. Townsend, Esq.
      Fax:  (212) 752-5378

Any such notice shall be effective (a) if delivered  personally,  when received,
(b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

      14.5. Entire Agreement. This Agreement and the Schedules and Exhibits hereto contains the entire understanding of the Parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the Parties hereto.

      14.6. Governing Law. The validity and construction of this Agreement shall be governed and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of New York.

      14.7. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

      14.8. Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Parties hereto; provided, however, that nothing contained in this Section 14.8 shall prevent any Palladium Party, without the consent of the Phibro Parties, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with any such Palladium Party, or which is acquiring all or substantially of the assets of such Palladium Party, or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing to Acquisition Company. Notwithstanding the foregoing, prior to the Resale Transaction, the Investor Stockholders may not assign or transfer their rights under Section 4.3 (other than the right to receive payments or proceeds thereof) to any Person (other than an Affiliate of the Investor Stockholders) without the prior written consent of the Company.

      14.9. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

      14.10. Further Assurances. The Parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

      14.11. No Implied Rights Or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the Phibro Parties and the Palladium Parties and their respective shareholders, if any, any rights or remedies under or by reason of this Agreement.

      14.12.   Counterparts.   This   Agreement  may  be  executed  in  multiple
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14.13. Satisfaction of Conditions Precedent. The Phibro Parties and the Palladium Parties will use their respective best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 14.13 shall obligate any Party hereto to waive any right or condition under this Agreement or to incur any material expense that would not reasonably be expected to be incurred by such Party in satisfying such conditions in connection with transactions of the nature contemplated by this Agreement.

      14.14. Public Statements Or Releases. Each of the Parties hereto agrees that prior to the consummation of the Closing no Party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other Parties hereto. Nothing contained in this Section 14.14 shall prevent any Party hereto from making such disclosures as such Party may consider necessary to satisfy such Party's legal or contractual obligations.

      14.15. Knowledge. Whenever the phrase "to the knowledge of" a Phibro Party or another similar qualification is used herein, such Phibro Party shall be deemed to have knowledge of any particular fact or other matter only if: (a) any executive officer of such Phibro Party or a Specified Person has actual knowledge of such fact or matter or (b) any person serving as an executive officer of such Phibro Party (in such capacity) or any Specified Person serving in the capacity that such Specified Person serves with a Phibro Party or an Affiliate of a Phibro Party would reasonably be expected to have actual knowledge of such fact or matter.

      14.16. Prince Agri. References in Sections 5.2, 5.4, 5.5, 5.8 and 5.9 to Prince or the Phibro Parties shall be deemed to include Prince Agri with respect to the Prince Agri Transferred Assets and the Transaction Documents to which Prince Agri is a party.

      14.17. No Offset. The Parties payment obligations under this Agreement are absolute and unconditional and shall not be subject to any diminution by set-off, abatement, counterclaim, withholding, deduction or otherwise, whether in connection with or arising out of this Agreement or any other agreement among or between the Parties.

      14.18. Phibro Disclosure Schedules. For purposes of this Agreement, with respect to any matter that is described in any one of the Schedules for any representation set forth in Section 5 of this Agreement (the "Phibro Disclosure Schedules") in such a way as to make its relevance to the information called for by another representation in Section 5 of this Agreement reasonably apparent, such matter shall be deemed to have been included in the Phibro Disclosure Schedules in response to such other representation, notwithstanding the omission of any appropriate cross-reference thereto. Anything to the contrary notwithstanding, no matter will be deemed to be disclosed in response to the representations set forth in clauses (a) or (c) of Section 5.7 or Sections 5.15, 5.17, 5.19 or 5.27 based on the foregoing sentence (unless it is specifically disclosed or specifically referenced in the Schedule that is responsive to such representation).

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                THE PALLADIUM PARTIES

                                PALLADIUM EQUITY PARTNERS II, L.P.

                                By: Palladium Equity Partners II, L.L.C.

                                By: /s/ Marcos A. Rodriguez
                                   ---------------------------------------------
                                   Name:  Marcos A. Rodriguez
                                   Title: Managing Member

                                PALLADIUM EQUITY PARTNERS II-A, L.P.

                                By: Palladium Equity Partners II, L.L.C.

                                By: /s/ Marcos A. Rodriguez
                                   ---------------------------------------------
                                   Name:  Marcos A. Rodriguez
                                   Title: Managing Member

                                PALLADIUM EQUITY INVESTORS II, L.P.

                                By: Palladium Equity Partners II, L.L.C.

                                By: /s/ Marcos A. Rodriguez
                                   ---------------------------------------------
                                   Name:  Marcos A. Rodriguez
                                   Title: Managing Member

                                PRINCE MINERAL COMPANY, INC.

                                By: /s/ Kevin L. Raymond
                                   ---------------------------------------------
                                   Name:  Kevin L. Raymond
                                   Title: President

                                THE PHIBRO PARTIES:

                                PHIBRO ANIMAL HEALTH CORPORATION PRINCE MFG LLC

                                By: /s/ Jack C. Bendheim
                                   ---------------------------------------------
                                   Name:  Jack C. Bendheim
                                   Title: President

                                PRINCE MFG LLC

                                By: /s/ David C. Storbeck
                                   ---------------------------------------------
                                   Name:  David C. Storbeck
                                   Title: Vice President

                                THE PRINCE MANUFACTURING COMPANY

                                By: /s/ David C. Storbeck
                                   ---------------------------------------------
                                   Name:  David C. Storbeck
                                   Title: Vice President

Schedules:
----------

Schedule 1.1           Purchase Stock
Schedule 2.1(a)        Real Estate
Schedule 2.1(b)        Equipment
Schedule 2.1(c)        Motor Vehicles
Schedule 2.1(e)        Personal Property Leases
Schedule 2.1(g)        Employee Agreements
Schedule 2.1(h)        Other Contracts
Schedule 2.1(j)        Intangibles
Schedule 2.1(l)        Business Accounts and Certificates of Deposit
Schedule 2.2           Excluded Assets
Schedule 2.4(b)        Interim Balance Sheet Liabilities
Schedule 2.4(d)        Other Assumed Obligations
Schedule 2.5(k)        Employee Benefit Plan Liabilities
Schedule 2.5(m)        Obligations of Excluded Assets
Schedule 2.7           Asset Purchase Price Allocation
Schedule 3.2(n)(i)     Prince Agri Bowmanstown Transferred Assets
Schedule 3.2(n)(ii)    Prince Agri Kentucky Street Transferred Assets
Schedule 4.2(a)        Accounting Principles
Schedule 5.3           Subsidiaries
Schedule 5.4           Non-Contravention
Schedule 5.5           Governmental Consents
Schedule 5.6           Financial Statements
Schedule 5.7           Absence of Certain Changes
Schedule 5.8           Litigation
Schedule 5.9(a)        Conformity to Law
Schedule 5.9(c)        Permits
Schedule 5.10(a)       Liens
Schedule 5.10(c)       Excluded Real Property
Schedule 5.11          Environmental Matters
Schedule 5.12          Insurance
Schedule 5.13          Contracts
Schedule 5.14          Compensation of Employees
Schedule 5.15          Employee Benefit Plan
Schedule 5.16          Labor Relations
Schedule 5.17          Potential Conflicts of Interest
Schedule 5.18          Trademarks, Patents, etc.
Schedule 5.19          Suppliers and Customers
Schedule 5.20          Accounts Receivable
Schedule 5.23          Taxes
Schedule 5.24          Indebtedness
Schedule 5.25          Change of Control and 2003 Bonus Obligations
Schedule 5.29          Brokers
Schedule 8.10          Consents
Schedule 8.22          New Employment Agreements
Schedule 10.2(a)       Prince Designation Industry
Schedule 10.2(b)-A     Prince Agri Business
Schedule 10.2(b)-B     Prince Agri Business
Schedule 10.5(a)       Prince Employees
Schedule 11            Permitted Liens

Schedule 12.1(d)       Indemnified Matters
Schedule 14.3          Palladium Transaction Expenses

Exhibits:
---------

Exhibit A              Bill of Sale and Assignment
Exhibit B              Assumption Agreement
Exhibit C              Kentucky Street Deed
Exhibit D              Prince Agri Bill of Sale
Exhibit E              Opinion of Golenbock, Eiseman, Assor, Bell & Pescoe LLP
Exhibit F              Amendment to the Certificate of Incorporation
Exhibit G              Escrow Agreement
Exhibit H              Quincy Office Building Lease
Exhibit I              Real Estate Option
Exhibit J              Transition Services Agreement
Exhibit K              MnO Supply Agreement
Exhibit L              Red Iron Oxide Supply Agreement
Exhibit M              Bowmanstown Blending Services Agreement
Exhibit N              [Intentionally Omitted]
Exhibit O              Environmental Indemnification Agreement
Exhibit P              Confirmation and Release
Exhibit Q              Stockholder Agreement Amendment
Exhibit R              Trademark Agreement
Exhibit S              Advisory Agreement
Exhibit T              Storage Space License
Exhibit U              Equipment Lease Agreement


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